As filed with the Securities and Exchange Commission on January 20, 2010

Registration No. 333-163968

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ENERGY XXI GULF COAST, INC.*

(exact name of registrant as specified in its charter)

Delaware	1311	20-4278595
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1021 Main, Suite 2626 Houston, Texas 77002 (713) 351-3000	Ben Marchive 1021 Main, Suite 2626 Houston, Texas 77002 (713) 351-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
T. Mark Kelly
Vinson & Elkins L.L.P.
First City Tower
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760
713-758-2222

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction.

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 13d-1(d) (Cross-Border Third-Party Issuer Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered		Proposed Maximum Offering Price per Note(1)	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee(3)
16% Second Lien Junior Secured Notes due 2014	$370,812,136	(2)	100%	$370,812,136	(2)	$26,439
Guarantees(4)				—		—
Total	$370,812,136	(2)		$370,812,136	(2)	$26,439

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.
(2)	Includes $32,190,136 in aggregate principal amount of 16% Second Lien Junior Secured Notes due 2014 that may be issued as payment of interest on such notes in accordance with the indenture governing the 16% Second Lien Junior Secured Notes due 2014. No additional consideration will be received for such 16% Second Lien Junior Secured Notes due 2014.
(3)	$24,144 was previously paid in connection with the initial filing of this registration statement on December 23, 2009. This amount will be offset against the total registration fee, leaving a balance remaining of $2,295.
(4)	No separate consideration will be received for the guarantees, and no separate fee is payable pursuant to Rule 457(a) under the Securities Act of 1933.
*	Includes certain registrant guarantors identified on the following pages.

Bermuda (State or Other Jurisdiction of Incorporation or Organization)	Energy XXI (Bermuda) Limited (Exact Name of Registrant As Specified In Its Charter)	98-0499286 (I.R.S. Employer Identification Number)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	Energy XXI USA, Inc. (Exact Name of Registrant As Specified In Its Charter)	20-4278552 (I.R.S. Employer Identification Number)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	Energy XXI GOM, LLC (Exact Name of Registrant As Specified In Its Charter)	56-2140027 (I.R.S. Employer Identification Number)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	Energy XXI Texas Onshore, LLC (Exact Name of Registrant As Specified In Its Charter)	20-0650294 (I.R.S. Employer Identification Number)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	Energy XXI Onshore, LLC (Exact Name of Registrant As Specified In Its Charter)	20-0650308 (I.R.S. Employer Identification Number)

Each Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 20, 2010

Prospectus

Energy XXI Gulf Coast, Inc.

Offer to Exchange up to
$338,622,000 of 16% Second Lien Junior Secured Notes due 2014
for
$338,622,000 of 16% Second Lien Junior Secured Notes due 2014
that have been Registered under the Securities Act of 1933

Terms of the Exchange Offer

•	We are offering to exchange up to $338,622,000 of our outstanding 16% Second Lien Junior Secured Notes due 2014 (the “outstanding Notes”) for new notes (the “new Notes” and, together with the outstanding Notes, the “Notes”) with substantially identical terms that have been registered under the Securities Act and are freely transferable.
•	We will exchange for an equal principal amount of new Notes all outstanding Notes that you validly tender and do not validly withdraw before the exchange offer expires.
•	The exchange offer expires at 5:00 p.m., New York City time, on , 2010, unless extended. We do not currently intend to extend the exchange offer.
•	Tenders of outstanding Notes may be withdrawn at any time prior to the expiration of the exchange offer.
•	The exchange of outstanding Notes for new Notes will not be a taxable event for U.S. federal income tax purposes.
•	We will not receive any proceeds from the exchange offer.

Terms of the Notes

Maturity

•	The Notes will mature on June 15, 2014.

Interest

•	We will pay interest at an annual rate of 16% on the Notes, consisting of (i) 14% payable in cash and (ii) 2% payable by either increasing the outstanding principal amount of Notes or by issuing additional Notes. Interest on the Notes is payable on June 15 and December 15 of each year, beginning December 15, 2009, and accrues from November 12, 2009.

Redemption

•	We may redeem the Notes, in whole or in part, at any time at a price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) a make whole amount described in this prospectus, in each case together with accrued interest, if any, to the redemption date.

Please read “Risk Factors” on page 8 for a discussion of factors you should consider before participating in the exchange offer.

Each broker-dealer that receives new Notes for its own account pursuant to this exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new Notes received in exchange for outstanding Notes where such outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 20  .

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus, or the documents incorporated by reference into this prospectus, is accurate as of any date other than the date on the front cover of this prospectus or the date of such document, as the case may be.

i

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus, other than statements of historical fact, are forward-looking statements, including but not limited to statements identified by the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend” and “forecast,” as well as similar expressions and statements regarding our business strategy, plans and objectives of our management for future operations. The absence of these words, however, does not mean that the statements are not forward-looking. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	our business strategy;
•	our financial position;
•	the extent to which we are leveraged;
•	our cash flow and liquidity;
•	declines in the prices we receive for our oil and gas affecting our operating results and cash flows;
•	economic slowdowns that can adversely affect consumption of oil and gas by businesses and consumers;
•	uncertainties in estimating our oil and gas reserves;
•	replacing our oil and gas reserves;
•	uncertainties in exploring for and producing oil and gas;
•	our inability to obtain additional financing necessary in order to fund our operations, capital expenditures, and to meet our other obligations;
•	availability of drilling and production equipment and field service providers;
•	disruption of operations and damages due to hurricanes or tropical storms;
•	availability, cost and adequacy of insurance coverage;
•	competition in the oil and gas industry;
•	our inability to retain and attract key personnel;
•	the effects of government regulation and permitting and other legal requirements;
•	costs associated with perfecting title for mineral rights in some of our properties;
•	potential costs associated with maintaining compliance with those regulations promulgated by the U.S. Minerals Management Services; and
•	other factors discussed under “Risk Factors.”

Other factors described herein or incorporated by reference, or factors that are unknown or unpredictable, could also have a material adverse effect on future results. Please read “Risk Factors” beginning on page 8 of this prospectus and in Item 1A. “Risk Factors” in the Annual Report on Form 10-K of Energy XXI (Bermuda) Limited, the ultimate parent of the Company, for the year ended June 30, 2009. Except as required by securities laws applicable to the documents incorporated by reference, we do not intend to update these forward-looking statements and information.

ii

PROSPECTUS SUMMARY

This summary may not contain all the information that may be important to you or that you should consider before making an investment decision. You should read this entire prospectus and the documents we have incorporated into this prospectus by reference for a more complete understanding of this exchange offer before making an investment decision. You should carefully consider the information set forth under “Risk Factors” beginning on page 8 of this prospectus and in Energy XXI (Bermuda) Limited’s Annual Report on Form 10-K for the year ended June 30, 2009. In addition, certain statements include forward-looking information which involves risks and uncertainties. Please read “Forward-Looking Statements” beginning on page 2 of this prospectus. References to the “Notes” in this prospectus include both the outstanding Notes and the new Notes.

For purposes of this prospectus, unless the context clearly indicates otherwise, “we,” “us,” “our,” “the Company” and similar terms refer to Energy XXI Gulf Coast, Inc. (including its permitted successors and assigns) and not to any of its subsidiaries.

The term “Parent” refers to Energy XXI (Bermuda) Limited, the ultimate parent of the Company including any successors and assigns. The term “Direct Parent” refers to Energy XXI USA, Inc., the direct parent of the Company.

The Company

We are a Delaware corporation formed in February of 2006. We are a Houston-based independent energy company engaged in the acquisition, development, exploration and production of oil and natural gas reserves in the U.S. Gulf Coast and the Gulf of Mexico. We are an indirect wholly-owned subsidiary of the Parent.

Our executive offices are located at 1021 Main, Suite 2626, Houston, Texas 77002 and our telephone number is (713) 351-3000. Our website is located at http://www.energyxxi.com. The information on our website is not part of this prospectus.

The Parent

The Parent is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The Parent’s properties are primarily located in the Gulf of Mexico waters and the Gulf Coast onshore. The Parent’s common stock trades on the Alternative Investment Market of the London Stock Exchange and on the NASDAQ Capital Market under the symbol “EXXI.”

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

The Exchange Offer

On November 13, 2009, we completed the exchange offer for and private placement of the outstanding Notes. We entered into a registration rights agreement with the initial purchasers in the private placement of certain of the outstanding Notes in which we agreed to deliver this prospectus and to use our reasonable best efforts to consummate the exchange offer within 40 days after the effective date of the registration statement of which this prospectus is a part.

Exchange Offer
We are offering to exchange new Notes for outstanding Notes to satisfy our obligations under the registration rights agreement that we entered into when we issued the outstanding Notes in two transactions exempt from registration under the Securities Act.
The terms of the new Notes are substantially identical to those terms of the outstanding Notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding Notes do not apply to the new Notes.
Expiration Date
The exchange offer will expire at 5:00 p.m. New York City time, on , 2010, unless we decide to extend the exchange offer.
Conditions to the Exchange Offer
The registration rights agreement does not require us to accept outstanding Notes for exchange if the exchange offer or the making of any exchange by a holder of the outstanding Notes would violate any applicable law or interpretation of the staff of the SEC. A minimum aggregate principal amount of outstanding Notes being tendered is not a condition to the exchange offer.
Procedures for Tendering Outstanding Notes
To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, which we call “DTC,” for tendering notes held in book entry form. These procedures, which we call “ATOP,” require that (1) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (2) DTC confirms that:
• DTC has received your instructions to exchange your Notes, and
• you agree to be bound by the terms of the letter of transmittal.
For more information on tendering your outstanding Notes, please refer to the sections in this prospectus entitled “The Exchange Offer — Terms of the Exchange Offer” and “— Procedures for Tendering.”
Guaranteed Delivery Procedures
None.
Withdrawal of Tenders
You may withdraw your tender of outstanding Notes under the exchange offer at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m. New York City time on the expiration date of the exchange offer. Please read “The Exchange Offer — Withdrawal of Tenders.”
Acceptance of Outstanding Notes and Delivery of New Notes
If you fulfill all conditions required for proper acceptance of outstanding Notes, we will accept any and all outstanding Notes that you properly tender in the exchange offer before 5:00 p.m. New York City time on the expiration date. We will return to you, without expense promptly after the expiration date, any outstanding Note that we do not accept for exchange. We will deliver the new Notes promptly after the expiration date and acceptance of the outstanding Notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer — Terms of the Exchange Offer.”
Fees and Expenses
We will bear all expenses related to the exchange offer. Please refer to the section in this prospectus entitled “The Exchange Offer — Fees and Expenses.”
Use of Proceeds
The issuance of the new Notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.
Consequences of Failure to Exchange Outstanding Notes
If you do not exchange your outstanding Notes in the exchange offer, you will no longer be able to require us to register the outstanding Notes under the Securities Act. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding Notes unless we have registered the outstanding Notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.
Federal Income Tax Considerations
The exchange of new Notes for the outstanding Notes will not be a taxable event for U.S. federal income tax purposes. Please read “Material U.S. Federal Income Tax Consequences.”
Exchange Agent
We have appointed Wilmington Trust FSB, as exchange agent for the exchange offer. You should direct questions and requests for assistance, for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows: Wilmington Trust FSB, c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890-1615, Attention: Sam Hamed, telephone number (302) 636-6470. Eligible institutions may make requests by facsimile at (302) 636-4139, Attn: Exchanges.

Terms of the Notes

The new Notes will be identical to the outstanding Notes except that the new Notes will be registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new Notes will evidence the same debt as the outstanding Notes, and the same indenture will govern the new Notes and the outstanding Notes.

The following summary contains basic information about the new Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this prospectus entitled “Description of the Notes.”

Issuer
Energy XXI Gulf Coast, Inc.
New Notes
16% Second Lien Junior Secured Notes due 2014.
Maturity
June 15, 2014.
Interest Rate
The new Notes will bear interest from December 15, 2009 at a rate of 16% per annum consisting of (i) 14% payable in cash and (ii) 2% payable by either increasing the outstanding principal amount of new Notes or by issuing additional new Notes (the “PIK Notes”). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Interest Payment Dates
Interest on the new Notes will be payable semi-annually on June 15 and December 15 of each year, beginning on June 15, 2010.
Guarantees
The obligations under the new Notes will be guaranteed by the following: (i) a guarantee by the Direct Parent, with recourse limited to its ownership of 100% of our outstanding capital stock; (ii) the full and unconditional guarantee of the Parent; and (iii) the full and unconditional guarantee of each the Company’s subsidiaries (the “subsidiary Guarantors,” and together with the Direct Parent and the Parent, the “Guarantors” and the guarantees of the new Notes by the Guarantors, the “Guarantees”), future Material Domestic Subsidiaries and any future Subsidiaries that guarantee indebtedness under the Company’s Amended and Restated First Lien Credit Agreement, as amended, restated, modified or refinanced from time to time (the “Credit Agreement”). If any party becomes a new guarantor under the Credit Agreement, such party will also become a Guarantor of the new Notes.
Collateral
The new Notes and the Guarantees (other than that of the Parent) for the new Notes will be secured by a second priority lien subject to permitted prior liens on the same collateral that secures the Company’s obligations under the Credit Agreement. Such collateral generally consists of the following property (collectively, the “Collateral”):

•

substantially all of the assets of the Company, the Direct Parent and the Subsidiary Guarantors, over which the Company and the Subsidiaries are required to have mortgages perfecting such liens on at least

85% of the PV-10 Value of the proved reserves and proved developed producing reserves located in the United States;
• the Direct Parent’s pledge of 100% of the Company’s issued and outstanding capital stock;
• any assets substituted for such Collateral as provided for in the Security Documents; and
• any proceeds of the foregoing.
Intercreditor Agreement
The trustee and the collateral agent under the indenture governing the new Notes and the administrative agent under the Credit Agreement have entered into an intercreditor agreement as to the relative priorities of their rights to payment and their respective security interests in the Company’s assets securing the new Notes and obligations arising or provided to be secured under the Credit Agreement and certain other matters relating to the administration of security interests (the “Intercreditor Agreement”). Certain material terms of the Intercreditor Agreement are summarized under “Description of New Notes — Collateral — Intercreditor Agreement.”
Ranking
The new Notes will be general secured obligations, ranking:
• subordinated in right of payment to indebtedness under the Credit Agreement, including refinancings of such debt;
• pari passu in right of payment with all of our existing and future indebtedness that is not subordinated, including the Senior Notes; and
• senior in right of payment to any subordinated indebtedness.
The new Notes also will be subordinated in priority to indebtedness under our Credit Agreement to the extent of the Collateral. While the new Notes are not contractually subordinated in right of payment to the Senior Notes, under certain circumstances (including bankruptcy or insolvency of the Company or any of the Subsidiaries) payment to holders of new Notes, but not to holders of the Senior Notes, may be blocked. See “Risk Factors — Risks Related to the Notes.”
The Guarantees of the new Notes will be the Guarantors’ general obligations, ranking:
• subordinated in right of payment to indebtedness of the applicable Guarantor to indebtedness under the Credit Agreement, including refinancing of such debt; and

• pari passu in right of payment with the applicable Guarantors, existing and future indebtedness that is not subordinated, including their guarantees of the Senior Notes; and
• senior in right of payment to the applicable Guarantors’ future subordinated indebtedness.
The Guarantees by the Subsidiary Guarantors and the Direct Parent will be secured on a second priority basis by liens on all Collateral from time to time owned by in the Subsidiary Guarantors and the Direct Parent, subject to the priority claims under the Credit Agreement.
Optional Redemption
We may, at our option, redeem some or all of the new Notes at any time on or after June 15, 2011 at the redemption prices set forth under “Description of New Notes — Optional Redemption,” plus accrued and unpaid interest, if any.
In addition, prior to June 15, 2011 we may, at our option, redeem some or all of the new Notes at any time, at a price equal to 100% of the principal amount of the new Notes plus a “make-whole” premium, plus accrued and unpaid interest, if any.
We may also redeem, at our option, up to 35% of the new Notes at any time prior to June 15, 2011, using the proceeds of certain equity offerings at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest.
Mandatory Repurchase Offers
If we experience certain kinds of changes of control, we must offer to purchase the new Notes at 101% of their principal amount, plus accrued and unpaid interest, if any. For more details, see “Description of New Notes — Repurchase at the Option of Holders — Change of Control.”
If we sell assets under certain circumstances, we must offer to repurchase the new Notes at a price equal to par plus accrued and unpaid interest, if any, as described under “Description of New Notes — Repurchase at the Option of Holders — Asset Sales.”
Restrictive Covenants
The new Notes will be issued under an indenture containing covenants that, among other things, restricts our ability and the ability of our restricted subsidiaries to:
• incur or assume additional debt or provide guarantees in respect of obligations of other persons;
• issue redeemable stock and preferred stock;
• pay dividends or distributions or redeem or repurchase capital stock;
• prepay, redeem or repurchase debt;
• make loans and investments;

• incur certain liens;
• impose limitations on dividends, loans or asset transfers from our subsidiaries;
• sell or otherwise dispose of assets, including capital stock of subsidiaries;
• consolidate or merge with or into, or sell substantially all of our assets to, another person;
• enter into transactions with affiliates; and
• impair the security interest in the Collateral.
These covenants are subject to a number of important limitations and exceptions. For more details, see “Description of New Notes — Certain Covenants.”
No Established Trading Market
The new Notes will be a new issue of securities with no established trading market. The new Notes will not be listed on any securities exchange or on any automated dealer quotation system. No assurance can be given that an active trading market for the new Notes will develop. If an active trading market for the new Notes never develops, the market price and liquidity of the new Notes may be adversely affected.
Form and Denominations
The new Notes will be issued in minimum denominations of $2,000 and $1,000 integral multiples in excess thereof. The new Notes will be book-entry only and registered in the name of a nominee of DTC. Investors may elect to hold interests in the new notes through Clearstream Banking, S.A., or Euroclear Bank S.A./N.V., as operator of the Euroclear system if they are participants in those systems or indirectly through organizations that are participants in those systems.

RISK FACTORS

In addition to the other information set forth elsewhere or incorporated by reference in this prospectus (including the risk factors included in our Parent’s 2009 Annual Report on Form 10-K), the following factors relating to the exchange offer and the Notes should be considered carefully in deciding whether to participate in the exchange offer.

Risks Related to the Notes

If you do not properly tender your outstanding Notes, you will continue to hold unregistered outstanding Notes and your ability to transfer outstanding Notes will be adversely affected.

We will only issue new Notes in exchange for outstanding Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding Notes and you should carefully follow the instructions on how to tender your outstanding Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding Notes.

If you do not exchange your outstanding Notes for new Notes pursuant to the exchange offer, the outstanding Notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding Notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register outstanding Notes under the Securities Act unless our registration rights agreement with the initial purchasers of the outstanding Notes requires us to do so. Further, if you continue to hold any outstanding Notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer Notes outstanding.

The new Notes are subordinated in right of payment to indebtedness under our Credit Agreement, and we may incur substantial indebtedness under our Credit Agreement in the future.

The new Notes will be subordinated to all of our existing and future indebtedness under our Credit Agreement in the event of certain defaults under the Credit Agreement, or an insolvency proceeding, as provided in the Intercreditor Agreement. The lenders under our Credit Agreement will be entitled under certain circumstances to block payments otherwise due to holders of the new Notes for specified periods of time. In addition, upon any distribution to our creditors in a bankruptcy, liquidation, dissolution, reorganization or any similar proceeding by or relating to us or our property, the creditors under our Credit Agreement would be entitled to receive payment in full before the holders of the new Notes would be entitled to receive any payment. See “Description of the New Notes — Intercreditor Agreement — Subordination.”

As of November 23, 2009, we had $124.5 million of indebtedness outstanding under our Credit Agreement. We may incur substantial additional indebtedness under the Credit Agreement in the future, if the requisite lenders thereunder were to increase our borrowing base. Under the indenture governing the Senior Notes and the indenture that will govern the new Notes, the Company may incur secured indebtedness under credit facilities in an amount not to exceed the greater of (a) $400.0 million, less the aggregate amount of all net proceeds of asset sales applied by the Company or any of its restricted Subsidiaries since the applicable issue date to repay any revolving credit Indebtedness under any credit facilities will effect a corresponding commitment reduction thereunder pursuant to the “Asset Sales” covenant and (b) 30% ACNTA (Adjusted Consolidated Net Tangible Assets). Neither the indenture that will govern the new Notes nor the Intercreditor Agreement further limits the amount of first priority secured indebtedness we may incur under the Credit Agreement. The amount of first priority secured indebtedness that the Company may be permitted to incur under the Credit Agreement in the future may be substantial, particularly if our ACNTA grows over time. All such indebtedness would be senior in right of payment to the new Notes and have priority over the new Notes with respect to the Collateral, each as described in greater detail under “Description of New Notes —  Intercreditor Agreement” below.

While the new Notes are not contractually subordinated to the Senior Notes, under certain circumstances payments on the new Notes but not on the Senior Notes may be blocked.

The new Notes will not be contractually subordinated to the Senior Notes. However, pursuant to the Intercreditor Agreement, the new Notes will be contractually subordinated to indebtedness under our Credit Agreement while the Senior Notes are not contractually subordinated to such indebtedness. For example, under certain circumstances payments otherwise due on the new Notes may be blocked and, under the terms of the Intercreditor Agreement, such payments would remain blocked until the indebtedness under the Credit Agreement is discharged in full in cash. Payments similarly then due under the Senior Notes would not be contractually blocked under such circumstances, although the Senior Notes are not secured and the contractual rights and security provided in respect of indebtedness under the Credit Agreement and the new Notes would effectively limit our ability to make such payments on the Senior Notes. See “Description of the New Notes — Intercreditor Agreement — Subordination.” Under such circumstances, the new Notes would not receive payments subject to the payment blockage while the Senior Notes would contractually be entitled to payment.

The new Notes and the Guarantees will be structurally subordinated to indebtedness and other liabilities of the Company’s non-guarantor subsidiaries.

The new Notes and the Guarantees will be structurally subordinated to the indebtedness and other liabilities (including trade payables) of any non-guarantor subsidiary, and holders of new Notes will not have any claim as a creditor against any non-guarantor subsidiary. In addition, the indenture under which the new Notes will be issued will permit, subject to certain limitations, non-guarantor subsidiaries to incur additional indebtedness and will not contain any limitations on the amount of liabilities (such as trade payables) that may be incurred by them.

The new Notes will be secured only to the extent of the value of the assets that have been granted as security for the new Notes, which may not be sufficient to satisfy the Company’s and its related obligors’ obligations under the new Notes, and in the event that the security is enforced against the collateral, the holders of the new Notes will receive proceeds from collateral only after holders of claims under the Credit Agreement (the “First Lien Claims”) receive payment in full in cash in respect of such claims.

No appraisal of the value of the collateral securing the new Notes has been made in connection with the exchange offer and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic and business conditions, the ability to sell the collateral in an orderly sale, the availability of buyers and similar factors. In addition, courts could limit recoverability if they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. The amount to be received upon a sale of any collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. In the event that a bankruptcy case is commenced by or against the Company, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the new Notes and all other secured obligations, interest may cease to accrue on the new Notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Company cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the obligations due under the new Notes.

The new Notes and related Guarantees of the Subsidiary Guarantors and the Direct Parent will be secured by second priority liens, subject to permitted liens, on substantially the same assets that secure on a first priority lien basis our indebtedness under our Credit Agreement. The Company’s failure to comply with the terms of the agreement under which the First Lien Claims are granted could entitle those holders to declare all indebtedness thereunder to be immediately due and payable. If the Company were unable to service the indebtedness under the First Lien Claims, the holders thereof could foreclose on the Company’s and the Guarantors’ assets that serve as collateral. As a result, upon any distribution to the Company’s creditors, upon liquidation, reorganization or similar proceedings, or following acceleration of any of the Company’s indebtedness or an event of default under the Company’s indebtedness and enforcement of the collateral, the holders of First Lien Claims will be entitled to be repaid in full from the proceeds of all the pledged assets owned by the Company and the Guarantors on the date of the agreement or thereafter acquired securing the indebtedness to them before any payment is made to the holders of the new Notes from the proceeds of that collateral.

Furthermore, the collateral securing the First Lien Claims and the new Notes and the related Guarantees will be subject to liens permitted under the terms of the security agreements governing security interest of the First Lien Claims and the new Notes, whether arising before or after the date the First Lien Claims and the new Notes are granted or issued. The existence of any permitted liens could adversely affect the value of the collateral securing the new Notes and the applicable Guarantees, as well as the ability of the collateral agent to realize or foreclose on such collateral. In addition, the security interests for the new Notes in the Company and the applicable Guarantors’ assets are not all perfected by filed mortgages.

To the extent that the claims of the holders of the new Notes exceed the value of the assets securing those new Notes and other liabilities, those claims in excess of the value of the assets securing the new Notes will rank equally with the claims of the holders of the Company’s outstanding Senior Notes and any other indebtedness ranking pari passu with those unsecured Senior Notes. Moreover, the Intercreditor Agreement may prohibit the holders of new Notes (but not holders of Senior Notes) from recovering any payment or distribution until the First Lien Claims have been discharged in full. See “Description of the New Notes — Intercreditor Agreement — Subordination — Insolvency; Bankruptcy, Etc.” As a result, in certain circumstances, the claims of the holders of new Notes may not be satisfied in full before the claims of the Company’s unsecured creditors begin to receive payment. Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the Intercreditor Agreement, the claims of the holders of the new Notes to the proceeds of such enforcement will rank behind the claims of holders of First Lien Claims, which are first priority obligations and are entitled to receive payment in full in cash before the holders of new Notes receive payment.

The collateral securing the new Notes may be diluted under certain circumstances.

The collateral that will secure the new Notes may secure additional senior indebtedness that the Company or certain of its subsidiaries incurs in the future, subject to restrictions on their ability to incur debt and liens under the indenture governing the new Notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral, including through the issuance of the PIK Notes or the making of a PIK Payment in partial payment with interest on the new Notes.

The rights of holders of new Notes to the collateral will be governed, and materially limited, by the Intercreditor Agreement.

The rights of holders of new Notes to the collateral will be governed, and materially limited, by the Intercreditor Agreement. Pursuant to the terms of the Intercreditor Agreement, the holders of indebtedness under the Credit Agreement, which are secured on a first priority basis will control substantially all matters related to the collateral and the new Notes. Under the Intercreditor Agreement, at any time that the indebtedness secured on a first priority basis remains outstanding, any actions that may be taken in respect of the collateral (including the ability to commence enforcement proceedings against the collateral and to control the conduct of such proceedings, and to approve amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents) will be at the direction of the holders of such indebtedness. Under such circumstances, the trustee and the collateral agent on behalf of the holders of new Notes will not have the ability to control or direct such actions, even if the rights of the holders of new Notes are adversely affected. Any release of all first priority liens upon any collateral approved by the holders of first priority liens will also release the second priority liens securing the new Notes on substantially the same collateral, and holders of new Notes will have no control over such release. See “Description of New Notes — Intercreditor Agreement — Rights Relating to Collateral.”

Furthermore, because the creditors under the Company’s Credit Agreement will control the disposition of the collateral securing the Credit Facilities and the new Notes, if there were an event of default under the new Notes, the creditors under the Credit Agreement could decide not to proceed against the collateral, regardless of whether or not there is a default under the Credit Agreement. In such event, the only remedy available to the holders of new Notes would be to sue for payment on the new Notes, the related Guarantee of the Parent and the limited recourse Guarantee of the Direct Parent. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken under the collateral documents that may be adverse to you.

The rights of holders of new Notes to the collateral securing the new Notes and the Guarantees may be adversely affected by the failure of the collateral agent to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the new Notes and the Guarantees may not be perfected with respect to the claims of holders of the new Notes if the collateral agent has not taken the actions necessary to perfect any of these liens on or prior to the date of the indentures governing the new Notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The Company and the applicable Guarantors will have limited obligations to perfect the security interest of the holders of new Notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the new Notes will monitor, or that the Company or the applicable Guarantors will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the new Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the new Notes and the applicable Guarantees against third parties.

In addition, the security interests of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in an asset. The Company cannot assure you that the collateral agent will be able to obtain any such consent. The Company also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Furthermore, under the terms of the Intercreditor Agreement, the collateral agent, trustee and the holders of the new Notes are prohibited from challenging the perfection and enforceability of the liens granted in respect of the obligations under the Credit Agreement and must treat such liens as senior to the liens securing the new Notes. In such a circumstance in which the collateral agent may have perfected a lien, but the lien in respect of the obligations under the Credit Agreement is not similarly perfected, the holders of the new Notes would effectively be contractually subordinated unsecured indebtedness. Consequently, the holders of the new Notes would only possess subrogation rights in respect of the value of the unperfected collateral for the senior obligations under the Credit Agreement and their own unsecured claims on such collateral unless the value of other perfected security interests granted for senior obligations under the Credit Agreement are otherwise sufficient to discharge the senior obligations under the Credit Agreement in full.

Limitations on guarantees and security interests may adversely affect the validity and enforceability of the Guarantees and the security granted by the Guarantors.

The Guarantees (other than the guarantee given by our Direct Parent, which is limited to the Direct Parent’s pledge of 100% of the Company’s issued and outstanding capital stock) and the security granted by the Guarantors on the new Notes provide the holders of new Notes with a direct claim against the assets of the applicable Guarantors. The Guarantees and the amounts recoverable under the security documents, however, will be limited to the maximum amount that can be guaranteed or secured by a particular Guarantor without rendering the Guarantee or security interest, as it relates to that applicable Guarantor, voidable or otherwise ineffective under applicable law. In addition, enforcement of any Guarantee or security interest against any Guarantor will be subject to certain defenses available to such Guarantor and security providers generally. These laws and defenses include those that relate to fraudulent conveyance or transfer, voidable preference, corporate purpose or benefit, preservation of share capital, thin capitalization and regulations or defenses affecting the rights of creditors generally. If one or more of these laws and defenses are applicable, a Guarantor may have no liability or decreased liability under its Guarantee and the security documents to which it is a party.

Federal and state laws allow courts, under specific circumstances, to void guarantees and grants of security and to require holders to return payments received from guarantors.

Under U.S. federal bankruptcy law or comparable provisions of state fraudulent transfer laws, future creditors of any Guarantor could void the issuance of the related Guarantee, and the grant of security by the applicable Guarantor, or subordinate such obligations or liens to all other debts and liabilities of such Guarantor, if such creditors were successful in establishing that:

•	the Guarantee or grant of security was incurred with fraudulent intent; or
•	the applicable Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee or grant of security and
•	was insolvent at the time of the Guarantee or grant,
•	was rendered insolvent by reason of the guarantee or grant,
•	was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business, or
•	intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured.

The measures of insolvency for purposes of determining whether a fraudulent conveyance has occurred vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the courts. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than all of such company’s property at a fair valuation, or
•	if the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

The Company cannot assure you as to what standard a court would apply in order to determine whether a Guarantor was “insolvent” as of the date its Guarantee or grant of a security interest was issued, and the Company cannot assure you that, regardless of the method of valuation, a court would not determine that such Guarantor was insolvent on such date. Guarantees issued by the Company’s subsidiaries could be subject to the claim that, since the Guarantees and grant of security interest were incurred for the benefit of the Company, and only indirectly for the benefit of the other Guarantors, the obligations of the Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration.

Each Guarantee contains a provision intended to limit the Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its Guarantee to be a fraudulent transfer. This provision may not be effective to protect the Guarantees from being voided under fraudulent transfer law, or may reduce or eliminate the Guarantor’s obligation to an amount that effectively makes the Guarantee worthless.

The new Notes and the Guarantees could be wholly or partially voided as a preferential transfer.

If the Company or a Guarantor becomes the subject of a bankruptcy proceeding within 90 days after it issues the new Notes (or, with respect to any insiders specified in bankruptcy law who are holders of the new Notes, within one year after the Company issues the new Notes), and the court determines that the Company or such Guarantor was insolvent at the time of the closing (under the preference laws, the Company or such Guarantor would be presumed to have been insolvent on and during the 90 days immediately preceding the date of filing of any bankruptcy petition), the court could find that the incurrence of the Company’s or such Guarantor’s obligations under the new Notes involved a preferential transfer by altering the status of the holders of the Senior Notes from unsecured to secured creditors. As secured creditors, holders of new Notes would be entitled to receive a greater recovery in liquidation than such holders would have been entitled to receive if those holders had not participated in the exchange offer. If the court determined that the granting of the security interest was therefore a preferential transfer which did not qualify for any defense under bankruptcy law, then holders of the new Notes would be unsecured creditors with claims that ranked pari passu with all other unsecured creditors of the applicable obligor, including trade creditors. In addition, under such circumstances, the value of any consideration holders received pursuant to the new Notes, including upon foreclosure of the collateral, could also be subject to recovery from such holders and possibly from subsequent assignees, or such holders might be returned to the same position they held as holders of the Senior Notes.

The value of the collateral securing the new Notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against the Company or the applicable Guarantors, holders of the new Notes will be entitled to post-petition interest under the U.S. bankruptcy code only if the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the new Notes may be deemed to have an unsecured claim if the Company’s obligations in respect of the new Notes equal or exceed the fair market value of the collateral securing the new Notes. Holders of the new Notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to postpetition interest under the U.S. bankruptcy code. It is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the new Notes on the date of the bankruptcy filing was less than the then-current principal amount of the new Notes. Upon a finding by a bankruptcy court that the new Notes are undercollateralized, the claims in the bankruptcy proceeding with respect to the new Notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of holders of new Notes, to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the new Notes to receive other “adequate protection” under U.S. federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the new Notes. No appraisal of the fair market value of the collateral has been prepared in connection with the issuance of the new Notes and therefore the value of the collateral agent’s interest in the collateral may not equal or exceed the principal amount of the new Notes. There may not be sufficient collateral to satisfy the Company’s obligations under the new Notes.

Rights of holders of the new Notes may be adversely affected by bankruptcy proceedings in the United States.

The right of the collateral agent to repossess and dispose of the collateral securing the new Notes upon acceleration is likely to be significantly impaired by U.S. federal bankruptcy law if bankruptcy proceedings are commenced by or against the Company or an applicable Guarantor prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. bankruptcy code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, U.S. bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments on the new Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the new Notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the new Notes, holders of the new Notes would have “undersecured claims.” U.S. bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

In the event the Company enters into bankruptcy, holders of new Notes may not have a claim for the full principal amount of the new Notes.

The new Notes may be viewed as being issued with original issue discount (“OID”). Accordingly, if a bankruptcy court were to determine that the new Notes issued in the exchange with an OID, the bankruptcy court may not allow a claim for all or a portion of any unamoritzed amount of such OID, resulting in an allowed claim of less than the full principal amount of the new Notes.

The collateral can be released in certain circumstances without consent of the holders of the new Notes, which would increase risks in bankruptcy or in other situations.

Under the terms of the indenture that will govern the new Notes and the Intercreditor Agreement, the Company and the applicable Guarantors, and also, the holders of First Lien Claims, are permitted to sell the collateral under certain circumstances. Therefore, the collateral available to secure the new Notes could be reduced in connection with the sales of assets or otherwise. In certain circumstances, the proceeds from the sale of assets may be used to repurchase our other indebtedness, including unsecured indebtedness. See “Description of New Notes — Collateral” and “— Repurchase at the Option of Holders — Asset Sales.”

Any future grant of collateral might be avoidable by a trustee in bankruptcy.

Any future grant of collateral in favor of the collateral agent for the benefit of the holders of new Notes, including pursuant to security documents delivered after the closing of the issuance of the new Notes, might be avoidable by the grantor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the grantor is insolvent at the time of the grant, the grant permits the holders of new Notes to receive a greater recovery than if the grant had not been given and a bankruptcy proceeding in respect of the grantor is commenced within 90 days following the grant or, in certain circumstances, a longer period. As assets are sold and new assets are acquired, the granting of liens on the assets will trigger a new 90 day “preference” period. It is possible, particularly during a time when the Company’s or an applicable Guarantor’s assets are turning over quickly, that liens on a substantial portion of the collateral at any time may have been granted during the preceding 90 day period.

The Company may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the new Notes.

Upon the occurrence of certain specific kinds of change of control events, the Company will be required to offer to repurchase all outstanding new Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that the Company will not have sufficient funds at the time of the change of control to make the required repurchase of new Notes or that restrictions in the Company’s other indebtedness will not allow such repurchases. The Company’s failure to repay holders tendering new Notes upon a change of control would result in an event of default under the new Notes. If a change of control were to occur, the Company cannot assure you that it would have sufficient funds to repay any securities which it would be required to offer to purchase or that become immediately due and payable as a result. The Company may require additional financing from third parties to fund any such purchases, and the Company cannot assure you that it would be able to obtain financing on satisfactory terms or at all. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of the Company’s indebtedness or certain reorganizations and restructurings, would not constitute a “Change of Control” under the indenture governing the new Notes. See “Description of New Notes — Repurchase at the Option of Holders — Change of Control.”

Holders of new Notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased by the Company has occurred following a sale of “substantially all” of its assets.

A change of control, as defined in the indenture governing the new Notes, requires the Company to make an offer to repurchase all outstanding new Notes, respectively. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of the Company’s assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of new Notes to require the Company to repurchase its notes as a result of a sale, lease or transfer of less than all the Company’s assets to another individual, group or entity may be uncertain.

If an active trading market does not develop for the new Notes, you may not be able to resell them.

The new Notes are a new issue of securities. There is no established public trading market for the new Notes, and an active trading market may not develop. If no active trading market develops, you may not be able to resell your new Notes at their fair market value or at all. Future trading prices of the new Notes will depend on many factors, including, among other things, prevailing interest rates, the Company’s operating results and financial condition, the number of holders of new Notes and the market for similar securities. Recently, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new Notes. The Company cannot assure you that the market, if any, for the new Notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your new Notes.

U.S. holders will be required to pay U.S. federal income tax as OID accrues on the new Notes in advance of the receipt of cash attributable to that income.

The new Notes, like the outstanding Notes, will be treated as having been issued with OID for U.S. federal income tax purposes. Accordingly, a U.S. holder (as defined in “Certain U.S. Federal Income Tax Considerations”) of new Notes will be required to include such OID in gross income as ordinary income as it accrues, in advance of the receipt of cash attributable to that income and regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Risks Related to the Company’s Liquidity

We do not and, upon the closing of the exchange offer will not, have any significant availability under our Credit Agreement, which will further limit our available funding for exploration and development.

On November 16, 2009, our Credit Agreement was amended to, among other things, reduce the borrowing base thereunder to $199.0 million. As of November 23, 2009, total outstanding borrowings and letters of credit under our Credit Agreement were $140.4 million, leaving availability of $54.6 million, excluding $4.0 million of commitments from a bankrupt lender that will not fund, plus an additional $22.3 million of cash for a total liquidity of $76.9 million.

Our borrowing base is re-determined semi-annually. If oil and natural gas commodity prices deteriorate, we anticipate that the revised borrowing base under our Credit Agreement may be further reduced. As a result, we may be unable to obtain adequate funding under our Credit Agreement or even be required to pay down amounts outstanding under our Credit Agreement to reduce our level of borrowing. If funding is not available when needed, or is available only on unfavorable terms, it might adversely affect our exploration and development plans as currently anticipated and our ability to make new acquisitions, each of which could have a material adverse effect on our production, revenues and results of operations.

The continuing financial crisis may impact our business and financial condition. We may not be able to obtain funding in the capital markets on terms we find acceptable, or obtain funding under our Credit Agreement because of the deterioration of the capital and credit markets and our borrowing base.

The current credit crisis and related turmoil in the global financial systems have had an impact on our business and our financial condition, and we may face challenges if economic and financial market conditions do not improve. Historically, we have used our cash flow from operations and borrowings under our first lien revolving credit facility to fund our capital expenditures and have relied on the capital markets and asset monetization transactions to provide us with additional capital for large or exceptional transactions.

A continuation of the economic crisis could further reduce the demand for oil and natural gas and continue to put downward pressure on the prices for oil and natural gas, which have declined significantly since reaching historic highs in July 2008. These price declines have negatively impacted our revenues and cash flows. Our current borrowings under the Credit Agreement is $124.5 million.

In the future, we may not be able to access adequate funding under our Credit Agreement as a result of (i) a decrease in our borrowing base due to the outcome of a subsequent borrowing base redetermination, or (ii) an unwillingness or inability on the part of our lending counterparties to meet their funding obligations. The recent declines in commodity prices, or a continuing decline in those prices, could result in a determination to lower the borrowing base in the future and, in such case, we could be required to repay any indebtedness in excess of the borrowing base. The turmoil in the financial markets has adversely impacted the stability and solvency of a number of large global financial institutions.

The current credit crisis makes it difficult to obtain funding in the public and private capital markets. In particular, the cost of raising money in the debt and equity capital markets has increased substantially while the availability of funds from those markets generally has diminished significantly. Also, as a result of concerns about the general stability of financial markets and the solvency of specific counterparties, the cost of obtaining money from the credit markets has increased as many lenders and institutional investors have increased interest rates, imposed tighter lending standards, refused to refinance existing debt at maturity at all or on terms similar to existing debt or at all, and reduced and, in some cases, ceased to provide any new funding.

The Company’s level of indebtedness could limit cash flow available for its operations and could adversely affect its ability to service its debt or obtain additional financing, if necessary.

The Company has now and, after completion of the exchange offer, will continue to have a significant amount of indebtedness. As of November 23, 2009, the Company had long-term debt less current maturities of $739.0 million. The Company’s level of indebtedness could restrict its operations and make it more difficult for it to satisfy its obligations under the new Notes. Among other things, the Company’s substantial indebtedness could:

•	limit the Company’s ability to obtain additional financing for working capital, capital expenditures, research and development efforts, debt service requirements, acquisitions and general corporate purposes;
•	make it more difficult for the Company to satisfy its financial obligations, including those with respect to the new Notes;
•	increase the Company’s vulnerability to general adverse economic and industry conditions;
•	require the Company to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, development and exploration efforts, acquisitions and other general corporate purposes;
•	limit the Company’s flexibility in planning for, or reacting to, changes in its business and the markets in which it competes; and
•	place the Company at a competitive disadvantage compared to its competitors that have less debt.

In addition, the indenture governing the new Notes will include, and the indenture governing the Company’s outstanding Senior Notes will continue to include financial and other restrictive covenants that limit the Company’s ability to engage in activities that may be in its long-term best interests. The Company’s failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of the Company’s debt.

The Company and its subsidiaries may be able to incur substantially more debt. This could further increase the Company’s leverage and attendant risks.

The Company and its subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures that will govern the new Notes and the indenture governing the Senior Notes do not fully prohibit the Company or its subsidiaries from doing so. At November 23, 2009, the Company and the Guarantors collectively had:

•	$470.2 million of secured indebtedness outstanding, consisting of $124.5 million of first priority lien obligations under the Credit Agreement, $7.7 million of other indebtedness and $338.0 million of second priority lien obligations under the Notes;
•	$276.5.0 million principal amount of unsecured Senior Notes; and
•	$10.9 million of other indebtedness.

If new debt or liabilities are added to the Company’s and its subsidiaries’ current debt levels, the related risks that it and they now face could increase.

The covenants in the indenture governing the new Notes, and the indenture currently governing the Senior Notes, impose restrictions that may limit the Company’s ability and the ability of its subsidiaries to take certain actions. The Company’s failure to comply with these covenants could result in the acceleration of its outstanding indebtedness.

The indenture governing the new Notes contains, and the indenture governing the Senior Notes continues to contain, various covenants that limit the ability of the Company and its subsidiaries to, among other things:

•	incur dividend or other payment obligations;
•	incur indebtedness and issue preferred stock;
•	incur liens; and
•	sell or otherwise dispose of assets, including capital stock of subsidiaries.

In addition, the indenture governing the new Notes limits the amount of indebtedness we may incur secured by permitted liens, which may limit our ability to finance our growth opportunities. If the Company breaches any of these covenants, a default could occur. A default, if not waived, would entitle certain of the Company’s debt holders to declare all amounts borrowed under the breached indenture to become immediately due and payable, which could also cause the acceleration of obligations under certain other agreements and the termination of the Company’s credit facility. In the event of acceleration of the Company’s outstanding indebtedness, the Company cannot assure you that it would be able to repay its debt or obtain new financing to refinance its debt. Even if new financing is made available to the Company, it may not be on terms acceptable to the Company.

The Company may not have access to sufficient cash to make payments on the new Notes.

The Company and the Company’s subsidiaries may not generate sufficient cash from operations to enable the Company to make principal and interest payments on its indebtedness, including the new Notes. In addition, any payment of dividends, distributions, loans or advances to the Company by its subsidiaries may be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which the Company’s subsidiaries operate. In addition, payments to the Company by its subsidiaries also will be contingent upon the Company’s subsidiaries’ earnings or financial condition and various business considerations. The Company’s subsidiaries are permitted under the terms of its indebtedness, including the indenture governing the new Notes, to incur additional indebtedness that may restrict payments from subsidiaries to the Company. The Company cannot assure you that agreements governing current and future indebtedness of its subsidiaries will permit them to provide it with sufficient cash to fund payments on the new Notes when due.

The Company’s subsidiaries are separate and distinct legal entities and, except for subsidiaries that act as Guarantors of the new Notes, they will have no obligation, contingent or otherwise, to pay amounts due under the new Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the issuance of the outstanding Notes, we entered into a registration rights agreement with respect to the Notes. Under the registration rights agreement, we agreed to use our reasonable best efforts to:

•	within 90 days after the original issuance of the outstanding Notes on November 12, 2009, file a registration statement with the SEC with respect to a registered offer to exchange each outstanding Note for a new Note having terms substantially identical in all material respects to such Note except that the new Note will not contain terms with respect to transfer restrictions, registration rights or additional interest;
•	cause the registration statement to be declared effective under the Securities Act within 180 days after the original issuance of the outstanding Notes;
•	as soon as practicable following the effectiveness of the registration statement, offer the new Notes in exchange for surrender of the outstanding Notes;
•	keep the exchange offer open for not less than 30 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the outstanding Notes; and
•	consummate the exchange of the outstanding Notes for new Notes within 40 days after the effectiveness of the registration statement.

We have performed the first three of these five actions that we agreed to perform.

To exchange your outstanding Notes for transferable new Notes in the exchange offer, you will be required to make the following representations:

•	any new Notes will be acquired in the ordinary course of your business;
•	you have no arrangement or understanding with any person or entity to participate in the distribution of the Notes within the meaning of the Securities Act;
•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the Notes;
•	if you are a broker-dealer that will receive new Notes for your own account in exchange for outstanding Notes, you acquired those Notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new Notes; and
•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act.

The description of the registration rights agreement contained in this section is a summary only. For more information, you should review the provisions of the registration rights agreement that we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Resale of New Notes

Based on no-action letters of the SEC staff issued to third parties, we believe that new Notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not a broker-dealer;
•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;
•	such new Notes are acquired in the ordinary course of your business; and
•	you do not intend to participate in a distribution of the new Notes.

The SEC, however, has not considered the exchange offer for the new Notes in the context of a no-action letter, and the SEC may not make a similar determination as in the no-action letters issued to these third parties.

If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new Notes, you

•	cannot rely on such interpretations by the SEC staff; and
•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any security holder intending to distribute new Notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling security holder’s information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other retransfer of new Notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the outstanding Notes as a result of market-making activities or other trading activities. Each broker-dealer that receives new Notes for its own account in exchange for outstanding Notes, where such outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new Notes.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding Notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue new Notes in principal amount equal to the principal amount of outstanding Notes surrendered under the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding Notes being tendered for exchange.

As of the date of this prospectus, $338.6 million in aggregate principal amount of the Notes are outstanding. This prospectus is being sent to DTC, the sole registered holder of the outstanding Notes, and to all persons that we can identify as beneficial owners of the outstanding Notes. There will be no fixed record date for determining registered holders of outstanding Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding Notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding Notes will be entitled to the rights and benefits such holders have under the indenture relating to the Notes and the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered outstanding Notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the Company for the purposes of accepting the Notes tendered to us.

If you tender outstanding Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any outstanding Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m. New York City time on        , 2010, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. During any such extensions, all outstanding Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion to:

•	extend the exchange offer, or
•	terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding Notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend such exchange offer if such exchange offer would otherwise expire during such period.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new Notes for, any outstanding Notes if the exchange offer, or the making of any exchange by a holder of outstanding Notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding Notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the outstanding Notes of any holder that has not made to us the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new Notes under the Securities Act.

Furthermore, we will not accept for exchange any outstanding Notes tendered, and will not issue new Notes in exchange for any such outstanding Notes, if at such time any stop order has been threatened or is in effect with respect to (1) the registration statement of which this prospectus constitutes a part or (2) the qualification of the indenture relating to the Notes under the Trust Indenture Act of 1939.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding Notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your outstanding Notes to the exchange agent as described below. It is your responsibility to properly tender your Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your Notes, please call the exchange agent, whose address and phone number are set forth in “Prospectus Summary — The Exchange Offer — Exchange Agent.”

All of the outstanding Notes were issued in book-entry form, and all of the outstanding Notes are currently represented by one or more global certificates held for the account of DTC. We have confirmed with DTC that the outstanding Notes may be tendered using the ATOP procedures instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding Notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender outstanding Notes, that the participant agrees to be bound by the terms of the letter of transmittal and that we may enforce the letter of transmittal against the participant.

By using the ATOP procedures to exchange outstanding Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the outstanding Notes.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding Notes and withdrawal of tendered outstanding Notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding Notes not properly tendered or any outstanding Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding Notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue New Notes

In all cases, we will issue new Notes for outstanding Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of such outstanding Notes into the exchange agent’s account at DTC; and
•	a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged

If we do not accept any tendered outstanding Notes for exchange or if outstanding Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding Notes will be returned without expense to their tendering holder. Such non-exchanged outstanding Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new Notes you receive will be acquired in the ordinary course of your business;
•	you have no arrangement or understanding with any person or entity to participate in the distribution of the Notes within the meaning of the Securities Act;
•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the Notes;
•	if you are a broker-dealer that will receive new Notes for your own account in exchange for outstanding Notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new Notes; and
•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m. New York City time on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding Notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding Notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding Notes by following the procedures described under “— Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders with respect to the exchange offer. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related out of pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;
•	fees and expenses of the exchange agent and trustee;
•	accounting and legal fees and printing costs; and
•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding Notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange new Notes for your outstanding Notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding Notes. In general, you may not offer or sell the outstanding Notes unless the offer or sale is either registered under the Securities Act or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding Notes under the Securities Act.

Accounting Treatment

We will record the new Notes in our accounting records at the same carrying value as the outstanding Notes. This carrying value is the aggregate principal amount of the outstanding Notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plans to acquire any outstanding Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding Notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis.

	Three Months Ended September 30,	Year Ended June 30,
	2009	2009	2008	2007
		(Unaudited)
Ratio of Earnings (Loss) to Fixed Charges	—	—	1.45x	1.70x

For purposes of computing the ratio of earnings (loss) to fixed charges, earnings (loss) is defined as pre-tax income (loss) plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees. For the three months ended September 30, 2009 and for the year ended June 30, 2009 earnings were inadequate to cover fixed charges and therefore have not been presented for these periods. The coverage deficiency necessary for the ratio of earnings to fixed charges to equal 1.00x (one-to-one coverage) was $6.6 million for the three months ended September 30, 2009 and $604.2 million for the year ended June 30, 2009.

	Three Months Ended September 30,	Year Ended June 30,
	2009	2009	2008	2007
		(Dollars in Thousands) (Unaudited)
Earnings (Loss):
Pre-Tax Income (Loss)	$(6,634)	$(604,213)	$46,233	$42,313
Fixed Charges	24,101	94,019	101,655	60,303
Total Earnings (Loss)	17,467	(510,194)	147,888	102,616
Fixed Charges:
Interest Expense	22,983	88,774	97,469	53,258
Deferred Financing Fees	1,118	5,245	4,186	7,045
Total Fixed Charges	24,101	94,019	101,655	60,303
Ratio of Earnings (Loss) to Fixed Charges	—	—	1.45	1.70

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new Notes in the exchange offer. In consideration for issuing the new Notes as contemplated by this prospectus, we will receive outstanding Notes in a like principal amount. The form and terms of the new Notes are identical in all respects to the form and terms of the outstanding Notes, except the new Notes do not include certain transfer restrictions. Outstanding Notes surrendered in exchange for the new Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new Notes will not result in any change in our outstanding indebtedness.

DESCRIPTION OF THE NEW NOTES

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the term “Company,” “us” or “we” refers only to Energy XXI Gulf Coast, Inc. (including its permitted successors and assigns) and not to any of its subsidiaries. The term “Parent” refers to Energy XXI (Bermuda) Limited, the ultimate parent of the Company (including its permitted successors and assigns).

The Company will issue the new Notes under an indenture among itself, the Parent, the other Guarantors and Wilmington Trust FSB, as trustee (the “trustee”) and collateral agent (the “collateral agent”). The terms of the new Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the indenture and the Security Documents. It does not restate those agreements in their entirety. We urge you to read the indenture and the Security Documents because they, and not this description, define your rights as holders of the new Notes. Copies are filed as exhibits to the registration statement of which this prospectus is a part. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the New Notes and the Guarantees

The New Notes

The new Notes:

•	will mature on June 15, 2014;
•	will bear interest commencing on the the most recent date to which interest has been paid on the outstanding Notes at 16% per annum, consisting of (i) 14% payable in cash and (ii) 2% payable (a “PIK Payment”) by either increasing the outstanding principal amount of new Notes or by issuing additional new Notes (the “PIK Notes”), in each case payable semi-annually on each June 15 and December 15;
•	will be initially issued in an aggregate principal amount of up to $338.6 million;
•	will later be issued in partial payment of interest (“PIK Interest”) on the new Notes in accordance with the indenture;
•	will be general obligations of the Company;
•	will be secured by a second lien on any assets of the Company that secure the Indebtedness under the Credit Facilities, subject to certain Permitted Liens;
•	will be contractually subordinated in right of payment to Indebtedness under our Credit Agreement pursuant to an Intercreditor Agreement;
•	will also be subordinated in priority to any permitted first lien secured Indebtedness of the Company to the extent of the collateral therefor, including Indebtedness under the Credit Agreement;
•	will be contractually equal in right of payment to all existing and future senior Indebtedness of the Company, including the Senior Notes;
•	will be senior in right of payment to any future subordinated Indebtedness of the Company;
•	will be fully and unconditionally, jointly and severally, guaranteed on a second lien senior secured basis by the Subsidiary Guarantors and on a senior unsecured basis by the Parent;
•	will be guaranteed by Energy XXI USA, Inc. (“EXXI USA”), a wholly owned subsidiary of Parent and the Company’s direct parent entity, but recourse under such guarantee will be limited to the capital stock EXXI USA owns in the Company; and

Although the new Notes will be contractually equal in right of payment to the Senior Notes, pursuant to the Intercreditor Agreement, under certain circumstances payment on the new Notes may be blocked, and the new Notes may not receive payments subject to the payment blockage while the Senior Notes are being paid. See “Risk Factors — Risks Relating to the Notes — While the Notes are not contractually subordinated to the Senior Notes, under certain circumstance payments on the Notes may be blocked but not on the Senior Notes.”

The Guarantees

The new Notes will be jointly and severally, fully and unconditionally, guaranteed by the Parent and each of the Company’s present Restricted Subsidiaries and its future Material Domestic Subsidiaries. In addition, EXXI USA will guarantee the new Notes, but recourse under such Guarantee will be limited to the capital stock it owns in the Company.

The Guarantees of the new Notes:

•	will be general obligations of each Guarantor;
•	will be secured, in the case of the Guarantees by the Subsidiary Guarantors, by a second lien on any assets of each Subsidiary Guarantor that secure the Credit Facilities, subject to Permitted Liens;
•	will be contractually subordinated in right of payment to Indebtedness under our Credit Agreement pursuant to an Intercreditor Agreement;
•	will be contractually equal in right of payment to all existing and future senior Indebtedness of each Guarantor, including their guarantees under the Senior Notes;
•	will also be subordinated in priority to any permitted first lien secured Indebtedness of each Guarantor to the extent of the collateral therefor, including guarantees or other Indebtedness of the Guarantors under the Credit Agreement; and
•	will be senior in right of payment to any future subordinated Indebtedness of each Guarantor.

Pursuant to the terms of the Intercreditor Agreement and the other Security Documents, the new Notes will be contractually subordinated in right of payment to First Lien Claims and the Liens on the assets of the Company and the Guarantors that secure the new Notes and the Guarantees will be subordinated to the Liens thereon that secure First Lien Claims under the Company’s Credit Agreement. Consequently, the new Notes and the Guarantees will be contractually subordinated in right of payment as well as effectively subordinated to the First Lien Claims to the extent of the value of such assets.

Currently, all of our subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries (other than those that own or hold Collateral) as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture, and will not guarantee the new Notes.

Principal, Maturity and Interest

The Company will issue the new Notes with an initial maximum aggregate principal amount of up to $338.6 million. In addition, the Company will later issue additional Indebtedness in partial payment of interest on the new Notes, by either increasing the outstanding principal amount of the new Notes or by issuing additional PIK Notes.

All new Notes issued under the indenture and any unexchanged outstanding Notes will be treated as a single class for all purposes under the indenture, including without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this “Description of New Notes” references to the new Notes include any PIK Notes issued or PIK Payment added to the principal amount thereof in partial payment of interest. Any PIK Notes or PIK Payment will be secured equally and ratably with the new Notes issued in the exchange offer. As a result, the issuance of any PIK Notes or PIK Payment will have the effect of diluting the security interest of the Collateral for the then outstanding new Notes.

The Company will issue new Notes in denominations of $2,000 and integral multiples of $2,000. The new Notes will mature on June 15, 2014.

Interest on the new Notes will accrue at the rate of 16% per annum, consisting of (i) 14% payable in cash, and (ii) 2% payable by either increasing the outstanding principal amount of new Notes or by issuing additional new Notes. Both cash interest and interest payable as a PIK Payment (“PIK Interest”) will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2009. The Company will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1. In addition, if one of Moody’s or S&P shall fail to issue a rating of the Notes within six months of the closing of the private placement due a failure by the Company to use its best efforts to cause such a rating, including by delaying its response(s) to any request for information or similar requests by one or both of such agencies, then cash interest thereon will be increased by 50 basis points until at least one of such rating agencies shall have delivered its rating. All references to “interest” in this description include any additional interest that may be payable on the new Notes, including, but not limited to, any additional interest payable pursuant to clause (5) under the heading “Events of Default.” Interest on new Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest that is paid in the form of PIK Interest on the new Notes will be payable (a) with respect to the new Notes of either series represented by one or more global new Notes registered in the name of, or held by, DTC or its nominee on the relevant record date, by increasing the principal amount of the outstanding new Notes represented by such global new Notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1,000) and (b) with respect to new Notes of either series represented by certificated new Notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar), and the trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders on the relevant record date. Interest on the new Notes that is paid in the form of PIK Interest shall be considered paid or duly provided for, for all purposes under the indenture, and shall not be considered overdue. Following an increase in the principal amount of the outstanding new Notes represented by global new Notes as a result of a PIK Payment, such new Notes will bear interest on such increased principal amount from and after the date of such PIK Payment, in the same proportion of cash interest and PIK interest as on the new Notes initially issued on the date of the indenture. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes issued or principal amount increased pursuant to a PIK Payment will have the same maturity as the underlying new Notes, and will be governed by, and subject to the terms, provisions and conditions of, the indenture and shall have the same rights and benefits as the new Notes not issued as PIK Interest. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

Methods of Receiving Payments on the New Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on that Holder’s new Notes in accordance with those instructions. All other payments on new Notes will be made at the office or agency of the paying agent and registrar unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the New Notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders of the new Notes, and the Company or any of its domestic Subsidiaries may act as paying agent.

Transfer and Exchange

A Holder may transfer or exchange new Notes in accordance with the indenture. The Company or the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of new Notes. No service charge will be imposed for any registration of transfer or exchange of new Notes, but the Company may require Holders to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days prior to the mailing of a notice of redemption.

Guarantees

The Parent, EXXI USA and all of the Company’s Subsidiaries have guaranteed the outstanding Notes, and each of them will guarantee the new Notes. In the future, the new Notes will be guaranteed by each of the Company’s future Material Domestic Subsidiaries, and in any event all Subsidiary Guarantors of Indebtedness under the Credit Agreement, concurrently with the granting of such Guarantees of such Indebtedness. See “— Certain Covenants — Additional Guarantees.” These additional Guarantees will be joint and several obligations of the Guarantors, but recourse under the Guarantee by EXXI USA will be limited to the capital stock it owns in the Company. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Notes — Federal and state laws allow courts, under specific circumstances, to void guarantees and grants of security and to require holders to return payments received from guarantors.”

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and
(2)	either:

(a) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) unconditionally assumes all the obligations of that Subsidiary Guarantor, pursuant to a supplemental indenture substantially in the form specified in the indenture and amendments to the Security Documents and additional Security Documents, under the Notes, the indenture, that Subsidiary Guarantor’s Guarantee and the Security Documents; or

(b) such sale or other disposition complies with the “Asset Sale” provisions of the indenture.

The Guarantee of a Guarantor will be released:

(1)	with respect to Guarantees by Subsidiary Guarantors, in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;
(2)	upon the release of such Guarantors’ Guarantees under the Credit Agreement, other than as a result of payment under Guarantees;
(3)	in connection with any sale or other disposition of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;
(4)	if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(5)	upon Legal Defeasance or Covenant Defeasance with respect to all Notes as described below under the caption “— Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “— Satisfaction and Discharge.”

See “— Repurchase at the Option of Holders — Asset Sales.”

Collateral

The obligations under the Notes and the Guarantees secured pursuant to the Security Documents by second priority Liens (subject to certain Permitted Liens) granted to the trustee for the benefit of the Holders of the new Notes, in all of the following property (collectively, the “Collateral”):

(1)	substantially all the assets of the Company and the Subsidiary Guarantors, provided, however that for the perfection of such Liens on oil and gas interests, the Company and the Subsidiary Guarantors are required to have mortgages filed only for at least 85% of the PV-10 Value of the Proved Reserves and Proved Developed Producing Reserves of the Company and the Guarantors located in the United States;
(2)	a pledge by EXXI USA on a second priority basis of the capital stock it owns in the Company;
(3)	any assets substituted for such Collateral as provided for in the Security Documents; and
(4)	any proceeds of the foregoing.

Unless an Event of Default under the indenture shall have occurred and be continuing, the Company and the applicable Guarantors will have the right to remain in possession and retain exclusive control of the Collateral (other than Collateral deposited with the First Lien Agent and collateral agent in the Collateral Disposition Proceeds Account described below under “Asset Sales” and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon or therefrom. Upon an Event of Default, these rights will cease and, subject to the Intercreditor Agreement, which significantly limits the ability of the collateral agent to act independently of the First Lien Agent as discussed below, the collateral agent will be entitled to foreclose upon and sell the Collateral or any part thereof as provided in the Security Documents.

There can be no assurance that the First Lien Agent and collateral agent will be able to sell the Collateral without substantial delays or that the proceeds obtained after payment of the First Lien Claims will be sufficient to pay any or all amounts owed to the trustee and Holders of Notes. The Collateral release provisions of the indenture and the Security Documents will permit the release of Collateral without substitution of collateral of equal value under certain circumstances. The indenture will provide that, subject to satisfaction of certain conditions, the collateral agent must release any Collateral that is released by the First Lien Agent.

The indenture will also require the Company to certify to the collateral agent semi-annually (and at the time of any such release, after giving effect thereto concurrently with its certification to such effect to the First Lien Agent) that the Collateral includes Oil and Gas Properties subject to mortgages over at least 85% of the PV-10 Value of the Proved Reserves and Proved Developed Producing Reserves of the Company and the Subsidiary Guarantors located in the United States as reflected in the most recent available annual or semi-annual reserve report on such reserves and that, to the extent necessary, the Company and the Subsidiary Guarantors will cause to be delivered to the collateral agent Mortgages or amendments or supplements to prior Mortgages to satisfy this requirement. See “— Certain Covenants — Impairment of Security Interest; Liens on Additional Property.” To the extent that any mortgages for Oil and Gas Properties constituting Collateral are so released and are then assigned to Persons other than the Company and the Subsidiary Guarantors, any Proved Reserves attributable to such Oil and Gas Properties shall be deemed excluded from such reserve report for the purpose of determining whether such 85% requirement is met after giving effect to such release.

Notwithstanding the foregoing, under the terms of the Intercreditor Agreement, the Company and the other obligors are not permitted to grant or perfect a security interest for the benefit of the new Notes unless it has previously or contemporaneously granted and perfected a first priority interest for the benefit of the First Lien Claims.

Intercreditor Agreement

The following description is a summary of the material provisions of the Intercreditor Agreement. We urge you to read the Intercreditor Agreement because it, and not this description, defines your rights as to payment and Collateral relative to the rights of the holders of First Lien Claims.

The Company, EXXI USA the Subsidiary Guarantors and the collateral agent, on behalf of itself, the trustee and the Holders and the Administrative Agent, on behalf of the lenders and the other holders of any First Lien Claims, have entered into the Intercreditor Agreement, which, among other things, provides for the following:

Subordination

Subordination of Obligations and Liens.  The payment of the Notes is subordinate and junior and subject in right of payment to the prior payment in full in cash of all First Lien Claims, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed.

Payment Default or Acceleration.  Except under circumstances when the terms described below under “— Insolvency; Bankruptcy; Etc.” are applicable, if (a) a payment default or acceleration with respect to the First Lien Claims shall have occurred and be continuing and (b) the collateral agent shall have received a payment default notice, then neither the Company nor any Subsidiary of the Company or any other obligor (which term does not include the Parent) may make, and no Holder shall accept, receive or collect, any direct or indirect payment or distribution of any kind or character (in cash, securities, other property, by setoff, or otherwise other than certain securities issued pursuant to an insolvency proceeding) of any properties or assets of the Company or any Subsidiary of the Company or any other obligor on account of the Notes during the Payment Blockage Period (as defined below); provided, however, that in the case of any payment on or in respect of any Notes that would (in the absence of any such payment default notice) have been due and payable on any date (a “Scheduled Payment Date”) during such Payment Blockage Period pursuant to the terms of the documents governing the Notes, these provisions shall not prevent the making and acceptance of such payment (a “Scheduled Payment”), together with any additional default interest as is due on the Notes on or after the date immediately following the termination of such Payment Blockage Period. In the event that, notwithstanding the foregoing, either the Company or any Subsidiary of the Company shall make any payment or distribution to any Holder prohibited by the foregoing provisions, then and in such event such payment or distribution shall be segregated and held in trust for the benefit of and immediately shall be paid over to the First Lien Agent for application against First Lien Claims remaining unpaid until the payment in full in cash of First Lien Claims.

“Payment Blockage Period” means, with respect to any payment default or acceleration of First Lien Claims, the period from and including the date of receipt by the collateral agent of a payment default notice relating thereto until the first to occur of (a) the payment in full in cash of First Lien Claims, (b) if such payment default notice relates to a payment default, the date on which the payment default which is the subject of such payment default notice has been waived in writing by the applicable holder or holders of First Lien Claims or the First Lien Agent on their behalf, cured or ceased to exist, or if such payment default notice relates to a acceleration of First Lien Claims, the date on which such acceleration is rescinded, annulled or ceases to exist, or (c) the day upon which the person(s) giving such payment default notice notify the Holders or the collateral agent in writing of the termination of such Payment Blockage Period.

Non-Payment Default.  Except under circumstances when the terms described above under “Payment Default or Acceleration” or below under “— Insolvency, Bankruptcy; Etc.” are applicable, if (a) a non-payment default shall have occurred and be continuing, (b) the collateral agent shall have received a non-payment default notice, and (c) no non-payment default notice shall have previously been given within the 360 day period immediately preceding the giving of such non-payment default notice, then neither the Company nor any Subsidiary of the Company nor any other obligor (which term does not include Parent) may make, and no Holder shall accept, receive or collect, any direct or indirect payment or distribution of any kind or character (in cash, securities, other Property, by setoff, or otherwise other than certain securities issued pursuant to an insolvency proceeding) of any properties or assets of the Company or any Subsidiary thereof or any other obligor on account of the Notes during the Non-Payment Blockage Period (as defined below); provided, however, that in the case of any Scheduled Payment on or in respect of any Notes that would (in the absence of any such non-payment default notice) have been due and payable on any Scheduled Payment Date during such Non-Payment Blockage Period pursuant to the terms of the documents governing the Notes, these provisions shall not prevent the making and acceptance of such Scheduled Payment, together with any additional default interest as is due on the Notes, if any, on or after the date immediately following the termination of such Non-Payment Blockage Period. In the event that, notwithstanding the foregoing, the Company or any Subsidiary thereof or any such obligor shall make any payment or distribution to any Holder prohibited by the foregoing provisions, then and in such event such payment or distribution shall be segregated and held in trust for the benefit of and immediately shall be paid over to the First Lien Agent for application against First Lien Claims remaining unpaid until the payment in full in cash of First Lien Claims.

“Non-Payment Blockage Period” means, with respect to any non-payment default, the period from and including the date of receipt by the collateral agent of a non-payment default notice relating thereto until the first to occur of (a) the payment in full in cash of First Lien Claims, (b) the 179th day after receipt of such non-payment default notice, (c) the date on which the non-payment default which is the subject of such non-payment default notice has been waived in writing by the applicable holder or holders of First Lien Claims or the First Lien Agent on their behalf, or has been cured, or ceases to exist, or (d) the date upon which the Person(s) giving such non-payment default notice notify the Holders or the collateral agent in writing of the termination of such Non-Payment Blockage Period.

Insolvency; Bankruptcy; Etc.  In the event of the institution of any insolvency proceeding relative to the Company or any obligor (which term does not include the Parent), then:

(a) The Holders shall not be entitled to receive any direct or indirect payment or distribution of any kind or character, whether in cash, Property or securities other than Scheduled Payments on a Scheduled Payment Date to the extent permitted by the other provisions of the Intercreditor Agreement and other than certain securities received pursuant to an insolvency proceeding and that are received in accordance with the provisions of the Intercreditor Agreement on account of the Notes until the payment in full in cash of First Lien Claims.

(b) Any direct or indirect payment or distribution of any kind or character, whether in cash, property or securities (other than certain securities issued in an insolvency proceeding), by setoff or otherwise, which may be payable or deliverable in such proceedings in respect of the Notes but for the provisions of the Intercreditor Agreement, but in each case other than certain securities received pursuant to an insolvency proceeding, shall be paid or delivered by the Person making such payment or distribution, whether the Company, a Subsidiary of the Company, a trustee in bankruptcy, a receiver, a liquidating trustee, or otherwise, directly to the holders of First Lien Claims or the First Lien Agent, to the extent necessary to make payment in full in cash of all First Lien Claims remaining unpaid and fully cash collateralize all outstanding letters of credit constituting First Lien Claims. In the event that, notwithstanding the foregoing provisions, any Holder or the collateral agent or any of their advisors or professionals shall have received any such payment or distribution of any kind or character, whether in cash, Property or securities, by setoff or otherwise, before the discharge of First Lien Claims, which is to be paid to the holders of First Lien Claims under the foregoing provisions, then and in such event such payment or distribution (including any payment in respect of any Notes received within thirty (30) days of the institution of an insolvency proceeding) shall be segregated and held in trust for the benefit of and immediately shall be paid over to the holders of First Lien Claims or the First Lien Agent for application to the payment of all First Lien Claims remaining unpaid until the discharge of First Lien Claims.

(c) Subject to the other terms of the Intercreditor Agreement regarding insolvency proceedings relative to the Company or any obligor (which term does not include the Parent), until the payment in full in cash of First Lien Claims has occurred, upon the commencement of any insolvency proceedings with respect to the Company or any such obligor and for a period of 179 days thereafter, the Holders and the collateral agent will not be permitted to commence any enforcement action as described in the Intercreditor Agreement relative to the Company or any of its Subsidiaries or any Collateral (with only ertain permitted exceptions, as described in the Intercreditor Agreement).

DIP Financing.  If the Company or any other obligor (which term does not include Parent) shall be subject to any insolvency proceeding and the First Lien Agent shall consent to or shall not object to the use of cash collateral on which the First Lien Agent or any other creditor has a Lien or shall agree to permit the Company or any other such obligor to obtain financing, whether from the holders of First Lien Claims or any other entity under Section 363 or Section 364 of the Bankruptcy Code or any similar bankruptcy law (each, a “DIP Financing”), then the collateral agent, on behalf of itself and the Holders, agrees and each of the Holders by its acceptance of a Note agrees that so long as (i) the aggregate principal amount of Indebtedness incurred pursuant to such DIP Financing, together with the aggregate principal amount of First Lien Indebtedness of all other outstanding First Lien Claims, would not exceed the principal amount permitted by the indenture governing the Notes at such time, (ii) the First Lien Agent and the other holders of First Lien Claims do not raise an objection to the collateral agent’s retaining a Lien on the Collateral (including proceeds thereof arising after the commencement of such proceeding) with the same priority as existed prior to the commencement of such insolvency proceeding under applicable law, (iii) the First Lien Agent and the other holders of First Lien Claims do not raise an objection to the collateral agent’s receiving a replacement Lien on assets of the Company or any such obligor, including properties and assets arising after the commencement of such insolvency proceeding, or a superpriority administrative expense claim under Section 507(b) of the Bankruptcy Code, to the same extent granted to the First Lien Agent, with the same priority as existed prior to the commencement of such insolvency proceeding under applicable law, and (iv) such use of cash collateral or DIP Financing is subject to the terms of the Intercreditor Agreement, it will raise no objection to such use of cash collateral or to any Liens securing a DIP Financing or to such DIP Financing or to any or all of the First Lien lenders or their respective affiliates providing such DIP Financing and, to the extent the Liens securing First Lien Claims are subordinated or pari passu with such DIP Financing the collateral agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) and the Liens securing the First Lien Claims on the terms of an Intercreditor Agreement and to the extent the collateral agent or any Holder shall receive any payment or distribution in respect of any such administrative expense and superpriority administrative expense claims it shall be segregated and held in trust for the benefit of and shall be paid over to the First Lien Agent for application on the First Lien Claims until the discharge of First Lien Claims;

provided that the foregoing shall not prevent the Holders from (A) objecting to any use of cash collateral or DIP Financing that permits the holders of First Lien Claims (or any subset thereof) to be granted adequate protection in the form of additional collateral or an administrative expense claim to the extent such adequate protection or administrative expense claim is not granted to the collateral agent, in the form of a Lien on such additional collateral that is subordinated to the Liens securing First Lien Claims and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Notes are so subordinated to First Lien Claims under the Intercreditor Agreement, or as an administrative expense claim, as the case may be, (B) objecting to any use of cash collateral or DIP Financing that purports to govern or control the provisions or content of a plan of reorganization (other than providing for satisfaction in full in cash of the DIP Financing and the First Lien Claims on or prior to the effective date of such plan of reorganization), or (C) seeking adequate protection in connection with the use of cash collateral or a DIP Financing junior to any adequate protection to the First Lien Claims in accordance with the priorities set forth in the Intercreditor Agreement and objecting to such use of cash collateral or DIP Financing to the extent such adequate protection is not granted.

Section 363 Sales.  If the Company or any other obligor (which term shall not include the Parent) shall be subject to any insolvency proceeding and the First Lien Agent consents to or does not object to the Company’s or any other such obligor’s selling, leasing or otherwise disposing of Collateral free and clear of the Liens securing First Lien Claims or other claims under Section 363 of the Bankruptcy Code, then neither the collateral agent, nor the Holders may raise an objection to such sale, lease or other disposition of Collateral, provided that the net cash proceeds of such sale, lease or other disposition are applied against First Lien Claims until the discharge in full in cash of First Lien Claims, with any excess cash proceeds to be applied to the Notes; and provided further that the respective Liens of the First Lien Agent and the collateral agent shall attach to any non-cash proceeds in accordance with the priorities set forth in the Intercreditor Agreement.

Automatic Stay.  Until the discharge in full in cash of First Lien Claims has occurred, neither the collateral agent, nor the Holders shall seek relief from the automatic stay or any other stay in any insolvency proceeding in respect of the Collateral (except, if the First Lien Agent, on behalf of itself and the holders of First Lien Claims, seeks relief from the automatic stay to exercise its rights against the Collateral under and in accordance with the Intercreditor Agreement, then the collateral agent, on behalf of itself and the Holders, may seek limited relief from the automatic stay to preserve its right, subject to provisions relating to the order of application of payments, to receive proceeds of Collateral payable to it and the Holders under and in accordance with the Intercreditor Agreement), without the prior written consent of either the First Lien Agent or the Required Lenders (as defined in the Credit Agreement as in effect on the date of the Intercreditor Agreement).

Voting on Plan of Reorganization.  The holders of First Lien Claims, on the one hand, and the Holders, on the other hand, shall be entitled to vote as separate classes with respect to any plan of reorganization in connection with any insolvency proceeding; provided, however, that neither the collateral agent, nor the Holders shall take any action or vote in any way which is inconsistent with the terms of the Intercreditor Agreement or otherwise support any plan of reorganization that would grant the Holders any securities received in an insolvency proceeding without also granting the holders of First Lien Claims securities received in an insolvency proceeding ranking pari passu or senior thereto (having the priorities described in the Intercreditor Agreement) unless (x) holders of First Lien Claims constituting Required Lenders (as defined in the First Lien Credit Agreement as in effect on the day of the Intercreditor Agreement) which are not affiliates of the Company also vote in favor of such plan of reorganization or (y) the discharge in full in cash of First Lien Claims has occurred or will occur upon confirmation as a result of such plan or reorganization. Each of the First Lien Agent, on behalf of the holders of First Lien Claims, and the collateral agent, on behalf of the Holders, agrees that, without the written consent of the other, it will not seek to vote with the other as a single class in connection with any plan of reorganization in any insolvency proceeding. Except as provided in the section of the Intercreditor Agreement relating to insolvency and bankruptcy, nothing in the Intercreditor Agreement is intended, or shall be construed, to limit the ability of the collateral agent or the Holders to vote on or object to any plan of reorganization or to confer to any holder of First Lien Claims the right to vote on behalf of the collateral agent or the holders in any insolvency proceeding.

Post-Petition Interest.  Neither the collateral agent, nor the Holders shall oppose or seek to challenge any claim by the First Lien Agent or any other holder of First Lien Claims for allowance in any insolvency proceeding of First Lien Claims consisting of post-petition interest, fees, premiums, penalties, yield protections, breakage costs, damages, indemnification obligations, reimbursement obligations, and expenses (including, without limitation, administrative expenses and reasonable fees and expenses of counsel, accountants and other professional advisors to the holders of First Lien Claims) to the extent of the value of the Lien of the holders of First Lien Claims, without regard to the existence of the Lien of the collateral agent on behalf of the Holders on the Collateral. Neither the First Lien Agent, nor the other holders of First Lien Claims shall oppose or seek to challenge any claim by the collateral agent or any other Holder for allowance in any insolvency proceeding of Notes consisting of post-petition interest, fees, premiums, penalties, yield protections, breakage costs, damages, indemnification obligations, reimbursement obligations, and expenses (including, without limitation, administrative expenses and reasonable fees and expenses of counsel, accountants and other professional advisors to the Holders) to the extent of the value of the Lien of the Holders (taking into account the Liens of the holders of First Lien Claims on the Collateral), it being agreed for the avoidance of doubt that any such claim and any distribution or payment in respect thereof shall be segregated and held in trust for the benefit of and shall be paid over to the First Lien Agent for application on the First Lien Claims until discharge in full in cash of First Lien Claims.

Subrogation.  Neither the collateral agent nor any Holder may assert any rights of subrogation it or they may acquire as a result of any payment by it or them to the First Lien Agent pursuant to the Intercreditor Agreement, until the discharge of the First Lien Claims has occurred. Upon the discharge of First Lien Claims, the Holders shall, to the extent of any payments or distributions paid or delivered to the holders of First Lien Claims or otherwise applied to First Lien Claims pursuant to the provisions of the Intercreditor Agreement, be subrogated to the rights of the holders of First Lien Claims to receive payments or distributions of assets of the Company and its Subsidiaries made on First Lien Claims (and any security therefor) until the Notes shall be paid in full (and, for this purpose, no such payments or distributions paid or delivered to the holders of First Lien Claims or otherwise applied to First Lien Claims shall be deemed to have discharged the Notes), and, for the purposes of such subrogation, no payments to the holders of First Lien Claims of any cash, assets, stock, or obligations to which the Holders would be entitled except for the provisions of the Intercreditor Agreement shall, as between the Company, the obligors (which term does not include Parent), any of their respective creditors (other than the holders of First Lien Claims), and the Holders, be deemed to be a payment by the Company or any such obligor to or on account of the Notes. The fact that failure to make any payment on account of the Notes is caused by reason of the operation of any provision of the Intercreditor Agreement shall not be construed as preventing the occurrence of a Event of Default under the indenture.

Rights Relating to Collateral

Priority of Liens

(a) Any Lien on the Collateral securing any First Lien Claims now or hereafter held by or on behalf of any holder of any First Lien Claims, the First Lien Agent or any other agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in right, priority, operation, effect and all other respects and prior to any Lien on the Collateral securing any of the Notes. Any Lien on the Collateral now or hereafter held by or on behalf of any Holder, the collateral agent or any other agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in right, priority, operation, effect and all other respects to all Liens on the Collateral securing any First Lien Claims. All Liens on the Collateral securing any First Lien Claims shall be and remain senior in right, priority, operation, effect and all other respects and prior to all Liens on the Collateral securing any Notes for all purposes, whether or not such Liens securing any First Lien Claims are subordinated to any Lien securing any other obligation of the Company, any other obligor (which term does not include the Parent) or any other Person.

(b) The collateral agent, each Holder, the First Lien Agent and each First Lien lender may not, and waives any right to, initiate, join in or prosecute any claim, action or other proceeding challenging or contesting the priority, validity, perfection or enforceability of any of the First Lien Claims, the Notes or any of the Liens securing the First Lien Claims or the Notes.

(c) Until the discharge of First Lien Claims, neither the Company nor any obligor (which term does not include the Parent) shall grant or permit, nor shall the First Lien Agent or collateral agent accept, any additional Liens on any asset of such Person to secure (i) any Notes unless it has also granted a Lien on such asset to secure all of the First Lien Claims or (ii) any First Lien Claims unless immediately after giving effect to such grant or concurrently therewith, it will grant a Lien on such asset to secure the Notes. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Agent and/or the holders of First Lien Claims, any amounts received by or distributed to the collateral agent or any Holder pursuant to or as a result of Liens granted in contravention of this provision shall be subject to the applicable provisions of the Intercreditor Agreement.

Same Collateral

The parties to the Intercreditor Agreement agree that it is the intention that the First Lien Collateral and the Collateral be identical. In furtherance of the foregoing, subject to the other provisions of the Intercreditor Agreement:

(i) upon request by the First Lien Agent or the collateral agent, the parties agree to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Collateral for the First Lien Claims and the Collateral for the Notes and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the documents governing the First Lien Claims and the Notes; and

(ii) that the applicable documents governing the Collateral for the Notes shall be substantially in the same forms (except for differences relating to the subordination of the Liens securing the Notes to the

Liens securing First Lien Claims and except that any pledged Collateral shall be held by the First Lien Agent in accordance with the Intercreditor Agreement) as the Security Documents (as defined in the Credit Agreement), respectively.

Release of Collateral. If, in connection with:

(i) the exercise of the First Lien Agent’s remedies in respect of the Collateral, including any sale, lease, exchange, transfer or other disposition of any such Collateral; or

(ii) any sale, lease, exchange, transfer or other disposition (any of the foregoing, a “Disposition”) of any Collateral permitted under the terms of the documents governing the First Lien Claims or the insolvency proceedings provisions of the Intercreditor Agreement; or

(iii) the incurrence of Liens on any Collateral pursuant to the terms of clauses (c), (d), (e) or (r) of the permitted liens description under the Credit Agreement and of clauses (4), (5), (7), (11) or (14) of Permitted Liens under the indenture, and the Person holding the Indebtedness secured by such Lien, as a condition to the incurrence of such Indebtedness, requires the release of the respective Liens of the holders of First Lien Claims and the Holders on such Collateral; or

(iv) a sale or liquidation of the Company to a non-affiliate,

the First Lien Agent, for itself or on behalf of any of the holders of First Lien Claims, releases any of its Liens on any part of the Collateral, or releases any guarantor from its obligations under its guaranty of First Lien Claims, then, the Liens, if any, of the collateral agent, for itself or for the benefit of the Holders, on such Collateral, and the obligations of such guarantor under its guaranty of the Notes, if applicable, and any deficiencies, if any, that exist shall be automatically, unconditionally and simultaneously released and the collateral agent, for itself or on behalf of any such Holders, shall promptly execute and deliver to the First Lien Agent or such obligor at the sole cost and expense of such obligor such termination statements, releases and other documents as the First Lien Agent or such obligor may request to effectively confirm such release; provided that, if, after giving effect to any such exercise of remedies or disposition, the discharge of First Lien Claims shall have occurred, the collateral agent and the Holders shall receive (or shall be entitled to receive) any residual cash or cash equivalents remaining that they would have been entitled to receive but for these provisions, and provided further that such release of Liens of the collateral agent is conditioned upon the application of any proceeds received by the First Lien Agent or any First Lien lender resulting from the actions described in this paragraph to repay the First Lien Claims.

Until the discharge of First Lien Claims occurs, the collateral agent, for itself and on behalf of the Holders, irrevocably constitutes and appoints the First Lien Agent and any officer or agent of the First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the collateral agent or such Holder or in the First Lien Agent’s own name, for the purpose of carrying out these terms, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this provision, including any endorsements or other instruments of transfer or release no earlier than 10 business days after any request by the First Lien Agent addressed to the collateral agent to do the same, provided that the collateral agent should have failed to do so. Such appointment is coupled with an interest and irrevocable.

Subject to the rights of the collateral agent and the Holders to take Second Lien Allowed Actions and any other actions expressly permitted by the terms of the Intercreditor Agreement (in the circumstances described), whether or not any insolvency proceeding has been commenced, the Holders: (i) will not contest, protest or object to any foreclosure action or proceeding brought by the First Lien Agent or any other holder of First Lien Claims, or any other enforcement or exercise by any holder of First Lien Claims of any rights or remedies relating to the Collateral under the terms of the documents governing the First Lien Claims or otherwise; (ii) will not object to the forbearance by the First Lien Agent or any other holder of First Lien Claims from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to any of the Collateral; (iii) will not take any action that would, or could reasonably be expected to, hinder, in any manner, any exercise of remedies under the terms of the documents governing the First Lien Claims, including any Disposition of any Collateral, whether by foreclosure or otherwise; (iv) will not object to the manner in which the First Lien Agent or any other holder of First Lien Claims may seek to enforce their rights against or collect the First Lien Claims or the First Lien Collateral, regardless of whether any action or failure to act by or on behalf of the First Lien Agent or any other holder of First Lien Claims is, or could be, adverse to the interests of the Holders, and will not assert any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law; and (v) will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any First Lien Claims or document granting security for such claims, including the Intercreditor Agreement, or the validity or enforceability of the priorities, rights or obligations established by the Intercreditor Agreement.

In the event that in any insolvency proceeding a determination is made that Liens encumbering any Collateral is not enforceable for any reason, then (subject to the rights of subrogation as described above) any distribution or recovery the collateral agent or any Holder may receive with respect to, or allocable to, the value of such Collateral or any proceeds thereof shall (for so long as the discharge of the First Lien Claims has not occurred) be segregated and held in trust and forthwith paid over to the First Lien Agent for the benefit of the holders of First Lien Claims, in the same form as received, without recourse, representation or warranty (other than a representation that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the discharge of First Lien Claims has occurred. The First Lien Agent may make any such endorsements as agent for the collateral agent or any such Holders, and such authorization is coupled with an interest and is irrevocable.

Control by First Lien Claims.  So long as the discharge of First Lien Claims has not occurred, whether or not any insolvency proceeding has been commenced, the First Lien Agent and the other holders of First Lien Claims shall have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the release, Disposition or restrictions with respect to the Collateral), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding), in each case, without any consultation with or the consent of the collateral agent or any Holder (but the collateral agent shall be provided prompt notice of the taking of any such action); provided that, notwithstanding the foregoing, (i) in any insolvency proceeding, the collateral agent may file a proof of claim or statement of interest with respect to the Notes and take all actions reasonably related thereto; (ii) the collateral agent may take any action to preserve or protect the validity and enforceability of the Collateral for the Notes, provided that no such action is, or could reasonably be expected to be, (A) adverse to the Collateral for the First Lien Claims or adverse to the rights of the First Lien Agent or any other holders of First Lien Claims to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of the Intercreditor Agreement, including provisions relating to the automatic release of Collateral for the Notes; (iii) the collateral agent or the Holders may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by an person objecting to or otherwise seeking the disallowance, subordination (other than as and to the extent provided in the Intercreditor Agreement), recharacterization, reduction or other impairment of the claims of the Holders, including any claims secured by the Collateral, or otherwise make any agreements or file any motions or take any other actions pertaining to the Notes, in each case, to the extent not inconsistent with the terms of the Intercreditor Agreement and (iv) the collateral agent or the Holders may accelerate any of the Indebtedness under to the Notes following acceleration of any of the Indebtedness for the First Lien Claims; (v) any Holder may take actions to obtain possession of or to receive securities issued pursuant to an insolvency proceeding in accordance with the Intercreditor Agreement; (vi) the collateral agent or the Holders may seek adequate protection during an insolvency proceeding in respect of the Indebtedness under the Notes that complies with the provisions of the Intercreditor Agreement regarding insolvency and bankruptcy proceedings; (vii) subject to the terms of the Intercreditor Agreement, the collateral agent and the Holders may vote on or object to any plan of reorganization; and (viii) the Holders may exercise rights and remedies as unsecured creditors as provided under the Intercreditor Agreement (the actions described in this proviso being referred to herein as the “Second Lien Allowed Actions”) and provided further that, subject to the terms of the Intercreditor Agreement relating to rights and obligations regarding “Standstill” (as described below) and insolvency and bankruptcy proceedings, the collateral agent and Holders may enforce any of their rights and exercise any of the their remedies with respect to the Collateral after the termination of the Standstill Period (as defined below). Except for the Second Lien Allowed Actions, unless and until the discharge of First Lien Claims has occurred, the sole right of the collateral agent and the Holders with respect to the Collateral shall be to receive a share of the proceeds of the Collateral, if any, after the discharge of First Lien Claims has occurred and in accordance with the documents governing the Notes and applicable law; provided that subject to the provisions described below under “Standstill” and insolvency and bankruptcy proceedings, the collateral agent and the Holders may enforce any of their rights and exercise any of their remedies with respect to the Collateral after the termination of the Standstill Period.

In exercising rights and remedies with respect to the Collateral, the First Lien Agent and the other holders of First Lien Claims may enforce the provisions of the documents governing the First Lien Claims and exercise remedies thereunder, all in such order and in such manner as they may determine in their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to Dispose of Collateral upon foreclosure, to incur expenses in connection with any such Disposition and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code or any other applicable law. The First Lien Agent agrees to provide at least ten (10) days’ prior written notice to the collateral agent of its intention to foreclose upon or Dispose of any Collateral.

No covenant, agreement or restriction contained in any document governing the Notes shall be deemed to restrict in any way the rights and remedies of the First Lien Agent or the other holders of First Lien Claims with respect to the Collateral as set forth in the Intercreditor Agreement and the other documents governing the First Lien Claims.

Standstill.  A Standstill Period (as defined below) shall commence upon the commencement of a Payment Blockage Period or a Non-Payment Blockage Period. The Holders and the collateral agent will not commence any enforcement action as described in the Intercreditor Agreement relative to the Company or any Subsidiary of the Company or the Collateral during the Standstill Period. Upon the termination of the Standstill Period, the Holders and the collateral agent may exercise all rights or remedies they may have in law or equity; provided, however, that if a Standstill Period terminates solely pursuant to clause (e) of the definition thereof, neither the collateral agent nor any Holder shall exercise any remedies against, or attempt to foreclose upon, garnish, sequester or execute upon, any Collateral (other than to file or record any judgment Liens it may have obtained against such Collateral) during the period that such Standstill Period would have been in effect but for termination pursuant to clause (e) of such definition and until such time as such Standstill Period would have terminated pursuant to any other clause of the definition thereof; and provided further, that the Payment Blockage Period or the Non-Payment Blockage Period, as the case may be, if not also terminated, shall continue for its full period notwithstanding the termination of the Standstill Period. Notwithstanding the foregoing, no Standstill Period may be commenced while any other Standstill Period exists or within 180 days following the termination of any prior Standstill Period (provided that this sentence shall not relieve any Holder or the collateral agent of its obligation to provide notice).

“Standstill Period” means the period beginning with the commencement of a Payment Blockage Period or Non-Payment Blockage Period (as the case may be) and ending on the earliest of (a) the date when the default under First Lien Claims giving rise to such blockage period has been cured or waived in writing, (b) the date of the discharge of First Lien Claims, (c) the date that is 179 days after the commencement of such blockage period, (d) the end of such blockage period applicable to such default, (e) the date on which any Indebtedness relating to First Lien Claims shall have been declared or otherwise become due and payable prior to its stated maturity or any holder of such Indebtedness commences proceedings to collect any First Lien Claims or realize upon any material part of the Collateral and (f) the date upon which any insolvency proceeding in respect of the Company is commenced.

Amendments to First Lien Loan Documents and Security Documents.

(a) Without the prior written consent of the First Lien Agent (and any required consent of the First Lien lenders), no document relating to the Notes may be amended, supplemented or otherwise modified to the extent such amendment, supplement or modification would (i) increase the then outstanding aggregate principal amount of the Notes under the indenture to an amount exceeding $338.6 million plus the aggregate principal amount of any additional Notes arising pursuant to payment or capitalization of interest on the Notes

(the “Maximum Second Lien Principal Amount”), (ii) contravene the provisions of the Intercreditor Agreement, (iii) increase the interest or the yield (whether payable in cash or in kind) on the Notes by more than 2.0% per annum in the aggregate (exclusive, for the avoidance of doubt, of any imposition of up to 2.0% of “default” interest) or set a floor or minimum for any reference rate of interest or component of interest, (iv) provide for dates for or frequency of payment of principal, interest, premium (if any) or fees which are earlier or more frequent than such dates under the indenture as in effect on the date of the Intercreditor Agreement, (v) provide for any covenant, event of default or remedy which is more restrictive in any material respect on any obligor than that set forth in such documents governing the Notes as in effect on the date of the Intercreditor Agreement unless the applicable document for First Lien Claims provides for such covenant, event of default or remedy, (vi) provide for redemption, prepayment or defeasance provisions that accelerate payments or require payments in addition to those set forth in the indenture as in effect on the date of the Intercreditor Agreement, (vii) provide for collateral securing Indebtedness thereunder which is more extensive than the collateral provided with respect to the Credit Agreement unless the First Lien Agent is granted Liens on such additional Collateral (and the Liens of the First Lien Agent on such additional Collateral shall rank prior to the Liens of the collateral agent on such additional Collateral in accordance with the Intercreditor Agreement), or (viii) increase the obligations of any obligor or confer any additional rights on any Holder which could reasonably be expected to be adverse to the holders of First Lien Claims unless such obligor has also increased its obligations or conferred additional rights to holders of First Lien Claims. The collateral agent shall give notice of and provide copies of such amendment, modification or waiver to the First Lien Agent no later than the tenth business day following the effective date of such amendment, modification, waiver or consent, provided that failure to provide such copies shall not impair the effectiveness of such amendment, modification or waiver.

(b) Without the prior written consent of the collateral agent (and any required consent of the Holders), no document for First Lien Claims may be amended, supplemented or otherwise modified to the extent such amendment, supplement or modification would (i) increase the then outstanding aggregate principal, stated and/or face amount of the loans and/or letters of credit under the Indebtedness of such First Lien Claims plus, if any, any undrawn portion of any commitment under such Indebtedness to an amount exceeding the aggregate amount of First Lien Claims permitted to be incurred subject to Permitted Liens as provided in the indenture (the “ Maximum First Lien Principal Amount”) then in effect, (ii) increase the amount of proceeds of dispositions of Collateral that may be retained by the obligors to an amount greater than permitted under the indenture, (iii) modify a covenant or event of default that directly restricts the Company or the obligors from making payments under the indenture that would otherwise be permitted under the documents for First Lien Claims on the date of the Intercreditor Agreement, or (iv) provide for collateral securing Indebtedness for loans under the Credit Agreement which is more extensive than the collateral provided with respect to the Notes unless the collateral agent is granted Liens on such additional Collateral (provided the Liens of the collateral agent on such additional Collateral shall rank junior to the Liens of the First Lien Agent on such additional Collateral in accordance with the Intercreditor Agreement).

(c) In the event that the First Lien Agent or the other holders of First Lien Claims and the relevant obligor enter into any amendment, modification, waiver or consent in respect of any of the security documents for First Lien Claims (other than the Intercreditor Agreement), then such amendment, modification, waiver or consent shall apply automatically to any comparable provisions of the applicable comparable documents for the Notes, in each case, without the consent of any Holder and without any action by the collateral agent, the Company or any other obligor; provided, that no such amendment, modification, waiver or consent shall (i) remove assets subject to the documents for the Notes or release any such Liens, except to the extent that such release is permitted or required by the applicable provisions of the Intercreditor Agreement and provided that there is a concurrent release of the corresponding Collateral for the First Lien Claims, (ii) amend, modify or otherwise affect the rights or duties of the collateral agent without its prior written consent or (iii) permit Liens on the Collateral (other than DIP Financing Liens) which are not permitted under the terms of the documents for the Notes.

Refinancings.

(a) The Intercreditor Agreement shall pass to and be fully binding upon the successors and assigns of each holder of First Lien Claims and shall inure to the benefit of the present and future holders of First Lien Claims and the First Lien Agent and their respective successors and assigns (including without limitation any person refinancing any First Lien Claims as permitted under the Intercreditor Agreement). If, substantially contemporaneously with the discharge of First Lien Claims, the Company so refinances Indebtedness outstanding in respect of the First Lien Claims and provided that (i) such refinancing is permitted by the Intercreditor Agreement and under the documents for the Notes and (ii) the Company gives to the collateral agent, at least ten business days prior to such refinancing, written notice electing the application of the provisions of the Intercreditor Agreement to such refinancing, then (A) such discharge of First Lien Claims shall automatically be deemed not to have occurred for all purposes of the Intercreditor Agreement, (B) such refinancing Indebtedness and all other obligations under the loan documents evidencing such Indebtedness shall automatically be treated as First Lien Claims for all purposes of the Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth therein, (C) the credit agreement and the other loan documents evidencing such refinancing Indebtedness shall automatically be treated as the Credit Agreement and the documents relating thereto and, in the case of such documents that are security documents, as such security documents for First Lien Claims for all purposes of the Intercreditor Agreement and (D) the collateral agent under such documents shall be deemed to be the First Lien Agent for all purposes of the Intercreditor Agreement.

(b) The Intercreditor Agreement shall pass to and be fully binding upon the successors and assigns of each Holder and shall inure to the benefit of the present and future Holders and the collateral agent and their respective successors and assigns (including without limitation any person refinancing any Notes). If the Company refinances Indebtedness outstanding under the Notes and provided that (i) such refinancing is permitted by the Intercreditor Agreement and under the documents for the First Lien Claims and (b) the Company gives to the First Lien Agent, at least ten business days prior to such refinancing, written notice electing the application of the provisions of the Intercreditor Agreement to such refinancing, then (A) such refinancing Indebtedness and all other obligations under the documents evidencing such Indebtedness shall automatically be treated as Indebtedness for Notes for all purposes of the Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth therein, (B) the documents evidencing such refinancing Indebtedness shall automatically be treated as the indenture and the corresponding documents for the Notes for all purposes of the Intercreditor Agreement and (C) the collateral agent under the documents for the Notes for such refinancing Indebtedness shall be deemed to be the collateral agent for all purposes of the Intercreditor Agreement.

Security Documents; Release of Liens

The Company, the Subsidiary Guarantors and the collateral agent have entered into the Security Documents granting, in favor of the collateral agent for the benefit of the Holders, Liens on the Collateral securing the Notes and Guarantees. EXXI USA will enter into a Security Agreement granting in favor of the collateral agent for the benefit of the Holders, liens on the capital stock it owns in the Company as security for the Notes and EXXI USA’s Guarantee.

Subject to the provisions of the indenture, the Intercreditor Agreement and the other Security Documents, the collateral agent in its sole discretion and without the consent of the Holders of the Notes, on behalf of such Holders, may take all actions it deems necessary or appropriate in order to:

(i)	enforce any of the terms of the Security Documents; and
(ii)	collect and receive any and all amounts payable in respect of the obligations of the Company under the Notes, the indenture and the Security Documents.

The Security Documents will provide that the Collateral will be released in accordance with the terms of the Intercreditor Agreement:

(1)	upon payment in full of all outstanding Notes and all other amounts due under the indenture;
(2)	upon satisfaction and discharge of the indenture as set forth under the caption “— Satisfaction and Discharge”;
(3)	upon a Legal Defeasance or Covenant Defeasance as set forth under the caption “— Legal Defeasance and Covenant Defeasance”;
(4)	as to any Collateral, with the consent of the Holders of a majority in principal amount of the Notes;
(5)	as to any Collateral (i) that is sold or otherwise disposed of by the Company or any Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) in compliance with the indenture, subject to the limitations set forth under the caption “— Repurchase at the Option of Holders — Asset Sales,” (ii) that constitutes a portion of the Collateral Disposition Proceeds Account that are to be applied or distributed as described under the caption “— Repurchase at the Option of Holders — Asset Sales,” or (iii) that constitutes Excess Proceeds which have been offered to, but not accepted by, the Holders of Notes and are released as set forth in the covenant described below under the caption “— Repurchase at the Option of Holders — Asset Sales”;
(6)	as to the assets of a Guarantor, upon the release of such Guarantor from its Guarnatee in accordance with the indenture and the Security Documents; or
(7)	in connection with a substitution of Collateral in accordance with the Security Documents.

The Security Documents will provide that the Company, EXXI USA and the Subsidiary Guarantors party thereto will, and will cause each of the Company’s Subsidiaries to, do or cause to be done all acts and things which may be required, or which the trustee from time to time may reasonably request, to assure and confirm that the collateral agent holds, for the benefit of the Holders of Notes, valid, enforceable and perfected second priority Liens (subject to Permitted Liens) upon the Collateral as contemplated by the indenture and Security Documents.

Certain Bankruptcy and Other Limitations

The ability of the collateral agent and the Holders of the Notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy, in addition to the contractual limitations imposed by the Intercreditor Agreement as described above. See the section entitled “Risk Factors — Risks Related to the Notes — Right of holders of the Notes may be adversely affected by bankruptcy proceedings in the United States,” “— While the Notes are not contractually subordinated to the Senior Notes pursuant to the Intercreditor Agreement, under certain circumstances payments on the Notes but not on the Senior Notes may be blocked.” and “— The rights of holders of Notes to the collateral securing the Notes and the Guarantees may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.” The collateral agent’s ability to foreclose on the Collateral will be subject to the limitations under the Intercreditor Agreement and also may be subject to other limitations, including lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the collateral agent’s Lien on the Collateral.

Additionally, the collateral agent may need to evaluate the impact of the potential liabilities before determining to foreclose on any Collateral consisting of real properly because a secured creditor that holds a Lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders.

The Company will be permitted to form Restricted Subsidiaries and to transfer all or a portion of the Collateral to one or more of its Restricted Subsidiaries that are Domestic Restricted Subsidiaries; provided that each such Domestic Restricted Subsidiary will be required to execute a Guarantee in respect of the Company’s obligations under the Notes and the indenture and a supplement to the applicable Security Document granting to the collateral agent a Lien on the assets of such Domestic Restricted Subsidiary on the same basis and subject to the same limitations as described in this section.

No appraisals of any of the Collateral have been prepared by or on behalf of the Company in connection with the issuance of the Notes. There can be no assurance that the proceeds from the sale of the Collateral remaining after the satisfaction of all Obligations owed to the holders of the First Lien Claims or after the satisfaction of all other Obligations secured by any Collateral and owing to the holders of other Liens which have priority over the Lien securing the Notes would be sufficient to satisfy the obligations owed to the Holders of the Notes.

The Company and its Restricted Subsidiaries will also have the right to grant Liens securing Capital Lease Obligations, mortgage financings and purchase money obligations constituting Permitted Debt and to acquire any such assets subject to such Liens. To the extent third parties hold Permitted Liens, such third parties may have rights and remedies with respect to properties or assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value, and any sale of such Collateral separately from the properties or assets of the Company as a whole may not be feasible. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, if salable. See “Risk Factors — Risks Related to the Notes — The new Notes will be secured only to the extent of the value of the assets that have been granted as security for the new Notes, which may not be sufficient to satisfy the Company’s obligations under the new Notes, and in the event that the security is enforced against the collateral, the holders of the new Notes will receive proceeds from collateral only after holders of the First Lien Claims.”

Optional Redemption

On or after June 15, 2011, the Company may redeem all or a part of the Notes at any time or from time to time upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, on the Notes to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years set forth below:

Period	Percentage
2011	106.500%
2012	103.250%
2013 and thereafter	100.000%

In addition, at any time on or prior to June 15, 2011 the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the indenture at a redemption price of 110% of the principal amount, plus accrued and unpaid interest, if any, on the Notes to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings by the Company, provided that:

(1)	at least 65% of the aggregate principal amount of Notes issued under the indenture (including PIK Notes or PIK Payments) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and
(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

In addition, at any time prior to June 15, 2011, the Notes may be redeemed in whole or in part at the option of the Company upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (x) 1.0% of the principal amount of such note and (y) the excess of (A) the present value at such time of (1) redemption price of such note as of June 15, 2011 (without regard to accrued and unpaid interest) plus (2) all required interest payments due on such note through June 15, 2011, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

“Treasury Rate” means, with respect to the Notes as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to June 15, 2011; provided, however, that if the period from the redemption date to June 15, 2011 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to the final maturity of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Except as provided above, the Notes will not be redeemable at the Company’s option prior to their final maturity.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1)	if the relevant Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or
(2)	if the relevant Notes are not listed on any national securities exchange, on a pro rata basis.

No Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A Note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Open Market Purchases

Except as set forth below under “— Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders. The Company may at any time and from time to time purchase Notes in the open market or otherwise if such purchase complies with the then applicable agreements of the Company, including the indenture.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of settlement (the “Change of Control Purchase Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Purchase Date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder and the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes as of the Change of Control Purchase Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Purchase Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(3)	deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

On the Change of Control Purchase Date, the paying agent will mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each note will be in a principal amount of $1,000 or an integral multiple of $1,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

The occurrence of a Change of Control may result in a default under the Company’s existing or future Credit Facilities and may cause a default under other Indebtedness of Parent and its Subsidiaries or the Company and its Subsidiaries, and give the lenders thereunder the right to require the Company or other Guarantors to repay obligations outstanding thereunder. Moreover, the exercise by Holders of their right to require the Company or Parent to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The Company’s ability to repurchase Notes following a Change of Control also may be limited by the Company’s then existing financial resources. Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event no later than the Change of Control Purchase Date, the Company will, to the extent necessary, either repay all outstanding Credit Facilities or obtain any requisite consents under all agreements governing outstanding Credit Facilities to permit the repurchase of Notes required by this covenant.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Parent and its subsidiaries, taken as a whole, the Company or any of the Company’s Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Parent and its subsidiaries taken as a whole, the Company, or any of the Company’s Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (including a Collateral Disposition) unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;
(2)	the fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee;
(3)	at least 75% of the consideration received by the Company or such Restricted Subsidiary from all Asset Sales since the Issue Date, in the aggregate, is in the form of cash; and
(4)	in the case of a Collateral Disposition, the collateral agent is granted a perfected Lien (subject only to Permitted Liens) in all assets or property received by the Company or any Restricted Subsidiary as consideration therefor (or, with respect to cash, the portion of such cash that constitutes Net Proceeds) as additional Collateral under the Security Documents to secure the Second Lien Obligations, and, in the case of cash constituting Net Proceeds, such cash must be deposited into a segregated account under the control of the First Lien Agent and the collateral agent that includes only proceeds from the Collateral Disposition and interest earned thereon (a “Collateral Disposition Proceeds Account”), which proceeds shall be subject to release from the Collateral Disposition Proceeds Account for the uses described below in this covenant as provided for in the Security Documents.

Except with respect to a Collateral Disposition, for purposes of this provision, each of the following will be deemed to be cash:

(1)	any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and
(2)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 90 days by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

(1)	to repay, redeem or repurchase Indebtedness constituting First Lien Claims under a Credit Facility, the Notes and other pari passu Indebtedness secured by a Lien permitted under the indenture; provided that if such Indebtedness is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto as specified in the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock”;
(2)	to acquire all or substantially all of the properties or assets of one or more other Persons primarily engaged in the Oil and Gas Business, and, for this purpose, a division or line of business of a Person shall be treated as a separate Person so long as such properties and assets are acquired by the Company or a Restricted Subsidiary;
(3)	to acquire a majority of the Voting Stock of one or more other Persons primarily engaged in the Oil and Gas Business, if after giving effect to any such acquisition of Voting Stock, such Person is or becomes a Restricted Subsidiary;
(4)	to make one or more capital expenditures; or
(5)	to acquire other long-term assets that are used or useful in the Oil and Gas Business;

provided, that if the Net Proceeds are from a Collateral Disposition, the property, assets, Voting Stock or capital expenditures referred to in clauses (2), (3), (4) and (5) shall be of a type substantially similar to such items constituting Collateral, and the collateral agent is granted a perfected Lien (subject only to Permitted Liens) therein in accordance with the Security Documents.

Pending the final application of any Net Proceeds (other than Net Proceeds held in the Collateral Disposition Proceeds Account), the Company or any such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” On the 361st day after the Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds (including Net Proceeds held in the Collateral Disposition Proceeds Account) then exceeds $15.0 million, the Company will make an Asset Sale Offer to all Holders of Notes, and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The exercise by Holders of Notes of their right to require the Company to repurchase the Notes upon an Asset Sale could cause a default under our Credit Facilities (including the Credit Agreement) if the Company is then prohibited by the terms of such facilities from making the Asset Sale Offer under the indenture. In the event an Asset Sale occurs at a time when the Company is prohibited under such facilities from purchasing Notes, the Company could seek the consent of its lenders under such facilities to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, it will remain prohibited from purchasing Notes. In that case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the indenture, which could, in turn, constitute a default under the other indebtedness, including the Credit Agreement.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);
(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;
(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or
(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and
(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after June 8, 2007 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:
(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from April 1, 2007 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
(b)	100% of the aggregate net cash proceeds received by the Company (including the fair market value of any Additional Assets to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(c)	to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus
(d)	to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;
(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Subsidiary Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;
(3)	the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness; and
(4)	the payment of any dividend by a wholly-owned Restricted Subsidiary of the Company to the Company or a Restricted Subsidiary;
(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former director or employee of the Company or any of its Restricted Subsidiaries pursuant to any director or employee equity subscription agreement or plan, stock option agreement or similar agreement or plan; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any twelve-month period;
(6)	the acquisition of Equity Interests by the Company in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise;
(7)	so long as no Default has occurred and is continuing, upon the occurrence of a Change of Control or an Asset Sale and within 60 days after the completion of the offer to repurchase the Notes under the covenants described under “— Repurchase at the Option of Holders — Change of Control” or “— Asset Sales” above (including the purchase of all Notes tendered), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Indebtedness required under the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any, provided that, in the notice to Holders relating to a Change of Control or Asset Sale hereunder, the Company shall describe this clause (7);
(8)	the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under the indenture;
(9)	Permitted Payments to Parent Companies; and
(10)	other Restricted Payments in an aggregate amount since the Issue Date not to exceed $20.0 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors, whose determination shall be evidenced by a Board Resolution. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $20.0 million. Not later than the date of making any Restricted Payment under the first paragraph of this covenant the Company will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture. For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) – (10), the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), neither the Company nor any Guarantor (other than Parent) will issue any Disqualified Stock, and the Company will not permit any of its other Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Guarantor (other than Parent and EXXI USA) may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company or any Guarantor of additional Indebtedness (including letters of credit) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed an amount equal to the greater of (a) $400.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the Issue Date to repay any revolving credit Indebtedness under any Credit Facilities and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “Asset Sales,” and (b) 30% of ACNTA as of the date of such incurrence;
(2)	the incurrence by the Company or any of its Restricted Subsidiaries of the Existing Indebtedness;
(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and any PIK Notes or PIK Payment and the related Guarantees;
(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (12) or (13) of this paragraph or this clause (5);
(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:
(a)	if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Guarantor; and
(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
(7)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;
(8)	the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or any Guarantor that was permitted to be incurred by another provision of this covenant;
(9)	the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;
(10)	the incurrence by the Company’s Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (10);
(11)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company and any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each other than an obligation for money borrowed);
(12)	Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able in incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (12);
(13)	Indebtedness (including secured Indebtedness) of the Company or any of its Restricted Subsidiaries incurred (a) to provide all or any portion of the funds utilized to consummate a transaction pursuant to which assets are acquired or another Person becomes a Restricted Subsidiary or is otherwise acquired by the Company or (b) in connection with, or in contemplation of, such acquisition; provided, however, that after giving effect to such transaction on a pro forma basis, (i) the Specified Ratios would have improved over those immediately prior to such transaction (solely for purposes of the calculation of the Fixed Charge Coverage Ratio pursuant to this clause (13), excluding from Fixed Charges any Fixed Charges relating to unsecured Indebtedness) and (ii) no Ratings Decline Event shall occur;
(14)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and
(15)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $25.0 million.

Notwithstanding the foregoing, the Company may not refinance Funded Indebtedness requiring the Company to repurchase or repay such Funded Indebtedness upon a Change of Control that would not constitute a Change of Control under the indenture, unless the indenture is amended to provide holders of the new Notes the same rights upon the occurrence of such a change of control as those provided to holders of such Funded Indebtedness.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant.

The amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP. Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to have been incurred by the Company and the Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (including, without limitation, any PIK Notes or PIK Payments), and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or Attributable Indebtedness on any of their respective assets or properties, except for Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;
(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or
(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities (including agreements related to First Lien Claims under the Credit Facilities) as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;
(2)	the indenture, the new Notes, the Guarantees, the Intercreditor Agreement and the other Security Documents;
(3)	applicable law;
(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;
(5)	customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;
(6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;
(7)	any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;
(8)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
(9)	agreements governing other Indebtedness of the Company and one or more Restricted Subsidiaries permitted under the indenture, provided that the restrictions in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, than those in the indenture;
(10)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;
(11)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, agreements respecting Permitted Business Investments and other similar agreements entered into in the ordinary course of business; and
(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes (a) all the obligations of the Company under the Notes and the indenture pursuant to agreements reasonably satisfactory to the trustee, and (b) by amendment, supplement or other instrument (in form and substance satisfactory to the trustee and the collateral agent) executed and delivered to the trustee and the collateral agent, all obligations of the Company under the Security Documents to which it is a party;
(3)	immediately after such transaction no Default or Event of Default exists;
(4)	except with respect to a transaction solely between the Company and a Guarantor, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and
(5)	the Company shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and
(2)	the Company delivers to the trustee:
(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and
(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Company delivers to the Trustee a written opinion that such Affiliate Transaction(s) is fair, from a financial point of view, to the Company and its Restricted Subsidiaries, taken as a whole, or that such Affiliate Transaction(s) is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a person who is not an Affiliate, in either such case issued by an independent accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment or severance agreement or other employee compensation agreement, arrangement or plan, or any amendment thereto, entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;
(2)	transactions between or among any of the Parent, EXXI USA, the Company and its Restricted Subsidiaries;
(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;
(4)	the payment of reasonable directors’ fees, payments, the payments of other reasonable benefits and the provision of officers’ and directors’ indemnification and insurance to the extent permitted by law to persons who are officers and directors of the Parent or its Subsidiaries and the Company and its Restricted Subsidiaries and who are not otherwise Affiliates of the Company, in each case in the ordinary course of business and approved by the Board of Directors;
(5)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;
(6)	transactions among the Company, its Restricted Subsidiaries and Energy XXI Services, Inc. (“Services”), a wholly-owned subsidiary of Parent and a sister company of EXXI USA and the Company, relating to the provision of employment, administrative and related services by Services pursuant to the Cost Allocation Agreement in effect on the Issue Date among the Company, certain Subsidiaries and Services, as such agreement may be amended, modified or supplemented from time to time provided that any such amendment, modification or supplement will not be materially adverse to the Company or the Restricted Subsidiaries compared to the terms of such agreement in effect on the Issue Date; and
(7)	Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments,” including Permitted Payments to Parent Companies.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company (other than a Restricted Subsidiary owning Collateral) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or represent Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and the creation, incurrence, assumption or otherwise causing to exist any Lien of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, (2) such Lien is permitted under the covenant described above under the caption “— Liens” and (3) no Default or Event of Default would be in existence following such designation.

Additional Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Material Domestic Subsidiary after the date of the indenture, or if any Restricted Subsidiary that is not already a Guarantor guarantees any other Indebtedness of the Company after such date, then in either case that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 20 Business Days of the date on which it was acquired or created or guaranteed Indebtedness of the Company, as the case may be; provided, however, that the foregoing shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries.

In addition to the foregoing, the Company shall cause any Domestic Restricted Subsidiary that owns or holds Collateral and is not already a Guarantor and any Subsidiary that guarantees the Indebtedness under the Credit Agreement but that does not guarantee the Notes to become a Guarantor by executing a supplemental indenture in the manner contemplated by the indenture.

Impairment of Security Interest; Liens on Additional Property

(1)	Subject to the Intercreditor Agreement, neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the collateral agent with respect to the Collateral, except as otherwise permitted or required by the Security Documents or the Indenture. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than the First Lien Claims and the Notes. The Company shall, and shall cause each Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as the collateral agent or the trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Security Documents. The Company shall, and shall cause each Subsidiary Guarantor to, at its sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Security Documents at such times and at such places as the collateral agent or the trustee may reasonably request.
(2)	If the Company grants a Lien in favor of the First Lien Agent on any property of the type constituting Collateral after the Issue Date, the Company will grant a Lien on such property in favor of the collateral agent to secure the Notes. If any Guarantor grants a Lien in favor of the First Lien Agent on any property of the type constituting Collateral, after the Issue Date, such Guarantor will grant a Lien on such property in favor of the collateral agent to secure its Guarantee. Any such Lien granted by the Company or a Guarantor will be subject to the provisions of the Intercreditor Agreement and otherwise will be granted pursuant to documentation in substantially the form used for the grant of the related Lien in favor of the First Lien Agent, and the Company or such Guarantor, as applicable, will deliver to the collateral agent opinions of counsel and certificates (on which the collateral agent may rely) and other documents relating to such Lien that are substantially the same as those that were delivered to the First Lien Agent, if any, except insofar as they relate to the first-priority nature of the First Lien Agent’s Lien.
(3)	The Company will deliver to the trustee an Officers Certificate not later than April 15 and October 15 in each calendar year while the Notes are outstanding certifying that the Collateral includes Oil and Gas Properties representing at least 85% of the PV-10 Value of the Proved Reserves and Proved Developed Producing Reserves of the Company and the Subsidiary Guarantors located in the United States as reflected in the most recent available annual or semi-annual reserve report (which shall use pricing assumptions consistent with SEC guidelines), or to the extent such Oil and Gas Properties represent less than such percentage, certify that it has directed the First Lien Agent to put in place Liens sufficient to increase such percentage to at least 85% with the Company using reasonable commercial efforts to correct any shortfall within 90 days. To the extent that any Oil and Gas Properties constituting Collateral are released from the Lien of the indenture and are then assigned to Persons other than the Company and the Guarantors, any reserves attributable to such Oil and Gas Properties shall be deemed excluded from such reserve report for the purpose of determining whether such 85% requirement is met after giving effect to such release.
(4)	At or prior to the time that the Company is required to deliver to the Trustee an Officers’ Certificate in compliance with the preceding paragraph (3), the Company or the applicable Guarantor will deliver:
(a)	to the collateral agent, as mortgagee, fully executed counterparts of Mortgages or amendments and supplements to prior Mortgages, duly executed by the Company or the Guarantor, as applicable, in form and substance reasonably satisfactory to the collateral agent (together with evidence of the completion, or satisfactory arrangements for the completion, of all recordings and filings of such instruments) as may be necessary to create a valid, perfected Lien (subject to no Lien other than Permitted Liens and subject to the Intercreditor Agreement) on such Oil and Gas Properties, as may be required in order to make the certification in such Officers’ Certificate true and correct and promptly after correcting any shortfall thereto; and
(b)	if no legal opinions are then being delivered pursuant to paragraph (2) of this covenant, such legal opinions concerning the authorization, execution and delivery of such Mortgages, amendments or supplements, and the enforceability and recording thereof, as the Company, based on advice of counsel, deems appropriate.

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Guarantor may enter into a sale and leaseback transaction if:

(1)	the Company or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens;”
(2)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and
(3)	the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Repurchases of Notes

The Company will not repurchase Existing Notes or Notes if, after giving effect thereto on a pro forma basis, the sum of (1) the unused availability under the Credit Facilities and (2) cash and Cash Equivalents held by the Parent and its Subsidiaries, would be less than $90 million.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole, and Parent will not engage in any business other than the Permitted Parent Business, except to such extent as would not be material to Parent.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, the Parent will file with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing), and the Parent will furnish to the trustee and, upon its request, to any of the Holders of Notes, within five Business Days of filing, or attempting to file, the same with the Commission:

(1)	all quarterly and annual financial and other information with respect to the Parent and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Parent were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Parent’s certified independent accountants;
(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Parent were required to file such reports; and
(3)	unaudited quarterly and audited annual financial statements of the Company and its Subsidiaries.

Notwithstanding any of the foregoing, if the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the Company’s quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding during any period when the Company or the Parent is not subject to Section 13 or 15(d) under the Exchange Act or otherwise permitted to furnish to the Commission certain information pursuant to Section 12g3-2(b) of the Exchange Act, they will furnish to the Holders and to securities analysts and prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest, on the Notes;
(2)	default in payment when due of the principal of, or premium, if any, on the Notes;
(3)	failure by the Company to comply with the provisions described under “— Certain Covenants — Merger, Consolidation or Sale of Assets” or under the captions “— Repurchase at the Option of Holders — Asset Sales” or “— Repurchase at the Option of Holders — Change of Control”;
(4)	failure by the Parent, the Company or any of its Restricted Subsidiaries, as applicable, to comply for 30 days after receipt of written notice from the Trustee or the Holders of 25% in principal amount of the Notes with the provisions described under the captions “— Certain Covenants — Restricted Payments,” “— Incurrence of Indebtedness and Issuance of Preferred Stock,” “— Liens,” “— Dividends and Other Payment Restrictions Affecting Subsidiaries,” “— Transactions with Affiliates,” “— Additional Guarantees,” “— Impairment of Security Interest; Liens on Additional Property,” “— Sale and Leaseback Transactions,” “— Repurchases of Notes” and “— Business Activities”;

(5)	failure by the Company or the Parent, as applicable, for 60 days after notice from the trustee or the Holders of 25% of the principal amount of the Notes outstanding to comply with any of the other agreements in the indenture or any Security Document (or 120 days with respect to the covenant described above under “Reports,” provided, however, that beginning on the 61st day the Company is not in compliance with the covenant under “Reports,” additional interest at a rate of 0.25% per annum shall accrue and be payable on the Notes until such covenant is complied with);
(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:
(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or
(b)	results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15 million or more;

(7)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15 million, which judgments are not paid, discharged or stayed (including a stay pending appeal) for a period of 60 days after the date of such final judgment (or, if later, the date when payment is due pursuant to such judgment);
(8)	any Security Document at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the collateral agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Security Document or the indenture;
(9)	the Company or any of the Guarantors, directly or indirectly, contests in any manner the effectiveness, validity, binding nature or enforceability of any Security Document;
(10)	except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee; and
(11)	certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to the Company, any Subsidiary of the Company that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding new Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding new Notes may declare all the new Notes to be due and payable immediately.

Holders of the new Notes may not enforce the indenture, the new Notes or any Security Documents except as provided in the indenture or the Security Documents. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding new Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the new Notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the new Notes.

The Holders of a majority in principal amount of the new Notes then outstanding by notice to the trustee may on behalf of the Holders of all of the new Notes waive any past Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on the new Notes or in respect of a covenant that cannot be amended without the consent of each Holder.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the new Notes prior to stated maturity (other than with the net cash proceeds of an Equity Offering), an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the new Notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the new Notes, the indenture, the Guarantees or the Security Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of new Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at its option and, at any time, elect to have all of its obligations discharged with respect to outstanding Notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest or premium, if any, on such Notes when such payments are due from the trust referred to below;
(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and
(4)	the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes. If the Company exercises either its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Guarantee and any Liens or other security for the Notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the outstanding Notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to the date of fixed maturity or to a particular redemption date;
(2)	in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:
(a)	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or
(b)	since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);
(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of the Subsidiary Guarantors is a party or by which the Company or any of the Subsidiary Guarantors is bound;
(6)	the Company must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit (or, if any Holder or Beneficial Owner of Notes is an insider of the Company, such later date as counsel may specify in such opinion), the trust funds will not be subject to the effect of Section 547 of the Federal Bankruptcy Code;
(7)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
(8)	the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture, the Notes, the Guarantees or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes affected thereby then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the Notes, the Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);
(3)	reduce the rate of or change the time for payment of interest, including any default interest, on any note;
(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);
(5)	make any note payable in currency other than that stated in the Notes;
(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes (other than as permitted in clause (7) below);
(7)	waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);
(8)	release any Guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture;
(9)	make any change in the provisions in the Intercreditor Agreement or the indenture relating to the application of proceeds of Collateral that would adversely affect holders of the Notes; or
(10)	make any change in the preceding amendment, supplement and waiver provisions.

The Holders holding a majority in principal amount of the outstanding Notes may release all or substantially all of the Collateral otherwise than in accordance with the terms of the indenture and the Security Documents.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the trustee (and, if such amendment or supplement relates to any Security Document, the collateral agent) may amend or supplement the indenture, the Notes, the Guarantees or the Security Documents:

(1)	to cure any ambiguity, defect or inconsistency;
(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;
(3)	to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or a Guarantor’s properties or assets;
(4)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the indenture or the Security Documents of any Holder, provided that any change to conform the indenture to this Offering Circular will not be deemed to adversely affect the legal rights under the indenture or Security Documents of any holder;
(5)	to secure the Notes or the Guarantees pursuant to the requirements of the covenant described above under the subheading “— Certain Covenants — Liens;”
(6)	to provide for the issuance of additional Notes (including PIK Notes) pursuant to the Indenture;

(7)	to add any additional Guarantor or to evidence the release of any Guarantor from its Guarantee, in each case as provided in the indenture or the Security Documents;
(8)	to add or release any Collateral pursuant to the terms of the indenture or the Security Documents;
(9)	to add additional secured creditors holding other second lien Obligations so long as such Obligations are not prohibited by the indenture or the Security Documents;
(10)	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or
(11)	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee.

Neither the Parent, the Company nor any of the Company’s Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any Notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of the indenture or the Notes, unless such consideration is offered to be paid or agreed to be paid to all Beneficial Owners and Holders of the Notes which so consent in the time frame set forth in solicitation documents relating to such consent.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the Notes and as otherwise specified in the indenture), when:

(1)	either:
(a)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or
(b)	all Notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;
(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of the Subsidiary Guarantors is a party or by which the Company or any Subsidiary Guarantor is bound;
(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and
(4)	the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the new Notes at fixed maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee and the Collateral Agent

If the trustee or the collateral agent becomes a creditor of the Company or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee or the collateral agent will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee and the collateral agent, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee and the collateral agent will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee and the collateral agent will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of Notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the Notes, the Guarantees and the Intercreditor Agreement, are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ACNTA” (Adjusted Consolidated Net Tangible Assets) means (without duplication), as of the date of determination:

(1)	the sum of:
(a)	discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, which reserve report is prepared or reviewed or audited by an independent petroleum engineer as to reserves accounting for at least 80% of all such discounted future net revenue and by the Company’s petroleum engineers with respect to any other such reserves covered by such report, as increased by, as of the date of determination, the discounted future net revenue from:
(i)	estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and
(ii)	estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue attributable to

(iii)	estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report produced or disposed of since the date of such year-end reserve report and

(iv)	reductions in the estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided, however, that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be as estimated by the Company’s engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;

(b)	the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;
(c)	the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and
(d)	the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the date of the Company’s latest audited financial statements;
(2)	minus, to the extent not otherwise taken into account in the immediately preceding clause (1), the sum of:
(a)	minority interests;
(b)	any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;
(c)	the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;
(d)	the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and
(e)	the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (1)(a) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting for its oil and gas properties from the full cost method to the successful efforts method or a similar method of accounting, ACNTA will continue to be calculated as if the Company were still using the full cost method of accounting.

For the avoidance of doubt, for purposes of this covenant, “the Company’s year-end end reserve report” shall mean the Company’s most recent reserve report or reports prepared by one or more of the Company’s independent petroleum engineers as of the last date of the Company’s most recent fiscal year.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and
(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(1)	any assets used or useful in the Oil and Gas Business;
(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or
(3)	Capital Stock constituting a minority in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. For the avoidance of doubt, the Parent and any of its existing or future Subsidiaries, in addition to the Company and its Restricted Subsidiaries, will be considered Affiliates of the Company.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any properties or assets (including by way of a Production Payment or sale and leaseback transaction); provided that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant;
(2)	the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries; and
(3)	any Collateral Disposition, subject to the proviso in clause (1) above.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $2.5 million;
(2)	a transfer of assets between or among any of the Company and its Restricted Subsidiaries,
(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;
(4)	the sale, lease or other disposition of hydrocarbons, equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business, including, without limitation, any abandonment, farm-in, farm-out, lease or sublease of any oil and gas properties or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner customary in the Oil and Gas Business;
(5)	the sale or other disposition of cash or Cash Equivalents;
(6)	a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;
(7)	any trade or exchange by the Company or any Restricted Subsidiary of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash or other assets or property received must be applied in accordance with the provisions described above under the caption “— Repurchase at the Option of Holders — Asset Sales,” including the granting and perfecting of Liens on such assets or property so received;
(8)	the creation or perfection of a Lien (but not the sale or other disposition of the properties or assets subject to such Lien); and
(9)	surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;
(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and
(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;
(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;
(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;
(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson Bank Watch Rating of “B” or better;
(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and in each case maturing within six months after the date of acquisition; and
(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock) of (a) the Parent and its Subsidiaries taken as a whole, (b) the Company or (c) the Company’s Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);
(2)	the adoption of a plan relating to the liquidation or dissolution of the Parent or the Company;
(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Parent or the Company, measured by voting power rather than number of shares, other than beneficial ownership by the Parent or any Subsidiary thereof, directly or indirectly, of Voting Stock of the Company, other than any such transaction in which a majority of the members of the Board of Directors of the Parent and the Company are Continuing Directors for at least one year following the consummation of such transaction, provided that such transaction satisfies the Credit Criteria (as defined below);
(4)	the first day on which a majority of the members of the Board of Directors of the Parent or the Company are not Continuing Directors, other than as a result of any transaction with another company primarily engaged in the Oil and Gas Business, the result of which is that a majority of the members of the Board of Directors of the Parent or the Company are not Continuing Directors, provided that as a result of such transaction no “person” or “group” (other than Parent or any Subsidiaries thereof ) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Parent or the Company, measured by voting power rather than number of shares, and provided further that such transaction satisfies the Credit Criteria; or

(5)	the Parent, the Company (or any parent thereof) consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Parent, the Company (or any parent thereof) in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent, the Company (or any parent thereof), as the case may be, is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company (or any parent thereof) outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (or any parent thereof) immediately after giving effect to such issuance; provided, however, that the consolidation or merger of any Subsidiary of the Parent (other than the Company and its Subsidiaries) shall not constitute a Change of Control if the Voting Stock of the Company continues to be owned directly or indirectly (through one or more Subsidiaries) by the Parent.

For purposes of clauses (3) and (4) of the foregoing definitions, the “Credit Criteria” are as follows: (i) no Ratings Decline Event shall have occurred prior to closing of the transaction, (ii) on the date of the transaction, after giving effect thereto on a pro forma basis, each of the Specified Ratios would have improved over those immediately prior to such transaction (for purposes of calculating the Company’s Fixed Charge Coverage Ratio, excluding from the calculation of Fixed Charges any Fixed Charges on unsecured Indebtedness), and (iii) other than Indebtedness under the Credit Facilities and Notes under the indenture, in no event shall any Funded Indebtedness of the Company or any Subsidiary be repurchased or prepaid in connection with the consummation of the underlying transaction.

“Collateral” means all property mortgaged under the Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations under the indenture, the Notes or the applicable Guarantees is granted or purported to be granted under a Security Agreement or any other Security Document.

“collateral agent” means the party named as such in the indenture until a successor replaces it in accordance with the provisions of the indenture and thereafter means such successor.

“Collateral Disposition” means any sale, transfer or other disposition to the extent involving assets or other rights or property that constitute Collateral under the Security Documents. The sale or issuance of Equity Interests in a Restricted Subsidiary that owns Collateral such that it thereafter is no longer a Restricted Subsidiary shall be deemed to be a Collateral Disposition of the Collateral owned by such Restricted Subsidiary.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(2)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (excluding any interest attributable to Dollar-Denominated Production Payments but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3)	depreciation, depletion and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, exploration expense, and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus
(4)	unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; minus
(5)	non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; minus (to the extent included in determining Consolidated Net Income):
(6)	the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;
(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;
(3)	the cumulative effect of a change in accounting principles will be excluded;
(4)	income resulting from transfers of assets (other than cash) between the Company or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary, on the other hand, will be excluded;
(5)	any write-downs of non-current assets will be excluded; provided that any ceiling limitation write-downs under Commission guidelines shall be treated as capitalized costs, as if such write-downs had not occurred;
(6)	any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of FAS 133) will be excluded;
(7)	any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards will be excluded;
(8)	any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge will be excluded; and
(9)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness will be excluded; and
(10)	all Permitted Payments to Parent will be excluded.

In addition, notwithstanding the preceding, for the purposes of the covenant described under “— Certain Covenants — Restricted Payments” only, there shall be excluded from Consolidated Net Income any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Parent or the Company, as applicable, who:

(1)	was a member of such Board of Directors on the date of the indenture; or
(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means the Amended and Restated First Lien Credit Agreement entered into as of June 8, 2007 among Energy XXI Gulf Coast, Inc., as borrower, the various lenders named therein, and The Royal Bank of Scotland plc, as administrative agent, and other financial institutions, providing for revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or secured capital markets financings, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables), letters of credit or secured capital markets financings, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the date of the indenture.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement which is considered incurred under the first paragraph under the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock”) in existence on the date of the indenture, until such amounts are repaid, including, without limitation, the Existing Notes.

“Existing Notes” means the Company’s 10% Senior Notes due 2013.

“First Lien Agent” means the Administrative Agent and any successor designated as such by the holders of First Lien Claims.

“First Lien Claims” means (1) Indebtedness under the Credit Agreement permitted pursuant to clause (1) of the definition of the term “Permitted Debt,” (2) First Lien Hedging Obligations, and (3) all other Obligations under the documents relating to Indebtedness described in clauses (1) and (2) above.

“First Lien Hedging Obligations” means all Hedging Obligations secured by any Collateral under the documents that secure Obligations under the Credit Agreement.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, subsequent to the commencement of the applicable four-quarter reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of such period, including any Consolidated Cash Flow, provided that any cost savings or operating improvements may be given such pro forma effect only if they are permitted by Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);
(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and assets, operations or businesses disposed of prior to the Calculation Date, will be excluded; and
(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and assets, operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued including, without limitation, amortization of debt issuance costs (excluding prepayment penalties associated with the repayment of debt from the proceeds of this offering) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations; plus
(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus
(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that was not formed under the laws of the United States or any state of the United States or the District of Columbia and that conducts substantially all of its operations outside the United States.

“Funded Indebtedness” means all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that matures by its terms, or that is renewable at the option of any obligor thereon to a date, more than one year after the date on which such Indebtedness is originally incurred.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Guarantee” means any guarantee by a Guarantor of the Company’s payment Obligations under the indenture and on the Notes.

“Guarantors” means the Parent, EXXI USA and each Restricted Subsidiary of the Company that executes the indenture as an initial Guarantor or that becomes a Guarantor in accordance with the provisions of the indenture, and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;
(2)	foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred and not for purposes of speculation;
(3)	any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of oil, natural gas or other commodities used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and
(4)	other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and Production Payments interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, without duplication,

(1)	all obligations of such Person, whether or not contingent, in respect of:
(a)	the principal of and premium, if any, in respect of outstanding (A) Indebtedness of such Person for money borrowed and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;
(b)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;
(c)	the deferred purchase price of property, which purchase price is due more than six months after the date of taking delivery of title to such property, including all obligations of such Person for the deferred purchase price of property under any title retention agreement, but excluding accrued expenses and trade accounts payable arising in the ordinary course of business; and
(d)	the reimbursement obligation of any obligor for the principal amount of any letter of credit, banker’s acceptance or similar transaction (excluding obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);
(2)	all net obligations in respect of Hedging Obligations except to the extent such net obligations are otherwise included in this definition;
(3)	all liabilities of others of the kind described in the preceding clause (1) or (2) that such Person has Guaranteed or that are otherwise its legal liability;
(4)	with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment;
(5)	Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of
(a)	the full amount of such obligations so secured, and
(b)	the fair market value of such asset as determined in good faith by such specified Person;
(6)	Disqualified Stock of such Person or a Restricted Subsidiary in an amount equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
(7)	the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of any of the Company’s Restricted Subsidiaries that are not Guarantors in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by such Person or any of its

Restricted Subsidiaries; provided, that if such Person is the Company, such exclusion shall be for such preference attributable to such shares of preferred stock that are owned by the Company or any of its Restricted Subsidiaries); and
(8)	any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (1), (2), (3), (4), (5), (6), (7) or this clause (8), whether or not between or among the same parties.

Subject to clause (4) of the preceding sentence, Production Payments shall not be deemed to be Indebtedness.

“Indenture Documents” means, collectively, the indenture, the Notes, the Guarantees and the Security Documents.

“Intercreditor Agreement” means the Intercreditor Agreement to be entered into concurrently with the indenture, among the First Lien Agent, the trustee and the collateral agent, the Company, EXXI USA and the Subsidiary Guarantors, as the same may be amended, supplemented, restated or modified or replaced from time to time.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Issue Date” means the date on which Notes were first issued under the indenture, November 12, 2009.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.

“Material Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated future development costs) of more than 25% during a fiscal quarter in the discounted future net revenues from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of ACNTA; provided, however, that the following will be excluded from the calculation of Material Change:

(1)	any acquisitions during the fiscal quarter of oil and gas reserves that have been estimated by a nationally recognized firm of independent petroleum engineers and with respect to which a report or reports of such engineers exist; and
(2)	any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under “— Repurchase of the Option of Holders — Assets Sales.”

“Material Domestic Subsidiary” means any Domestic Subsidiary that is not a Guarantor, when taken together with all other Domestic Subsidiaries that are not Guarantors, that at the time of determination has either assets or quarterly revenues in excess of 3.0% of the consolidated assets or quarterly revenues of the Company and its Restricted Subsidiaries, in each case based upon the most recent quarterly financial statements available to the Company.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents granting Liens on the Company’s and its Restricted Subsidiaries’ Oil and Gas Properties to secure the Notes and the Guarantees.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and
(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication:

(1)	the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,
(2)	taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,
(3)	amounts required to be applied to the repayment of Indebtedness, other than under the Credit Facilities, secured by a Lien on the properties or assets that were the subject of such Asset Sale, and
(4)	any reserve for adjustment in respect of the sale price of such properties or assets established in accordance with GAAP.

“Net Working Capital” means:

(1)	all current assets of the Company and its Restricted Subsidiaries, minus
(2)	all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;
(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Oil and Gas Business” means:

(1)	the acquisition, exploration, development, operation and disposition of interests in oil, natural gas and other hydrocarbon properties;
(2)	the gathering, marketing, treating, processing (but not refining), storage, selling and transporting of any production from those interests, including any hedging activities related thereto; and
(3)	any activity necessary, appropriate, incidental or reasonably related to the activities described above.

“Oil and Gas Properties” means:

(1)	Hydrocarbon Interests;
(2)	the Properties now or hereafter pooled or unitized with Hydrocarbon Interests;
(3)	all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any governmental authority) that may affect all or any portion of the Hydrocarbon Interests;
(4)	all operating agreements, contracts and other agreements, including production sharing contracts and agreements, that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests;
(5)	all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests;
(6)	all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and
(7)	all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1)	direct or indirect ownership of crude oil, natural gas, other related hydrocarbon and mineral properties or any interest therein or gathering, transportation, processing, storage or related systems; and

(2)	the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations and publicly-traded limited partnerships.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;
(2)	any Investment in Cash Equivalents;
(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:
(a)	such Person becomes a Restricted Subsidiary of the Company; or
(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;
(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”
(5)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
(6)	any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;
(7)	Hedging Obligations permitted to be incurred under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;
(8)	Permitted Business Investments; and
(9)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed 2.0% of ACNTA.

“Permitted Liens” means:

(1)	Liens on any property or assets of the Company and any Guarantor securing Indebtedness and other Obligations under Credit Facilities permitted under the indenture;
(2)	Liens on any property or assets of the Company and any Guarantor securing Indebtedness under the Notes, the Guarantees or other Obligations under the Indenture Documents and the Security Documents;
(3)	Liens in favor of the Company or the Guarantors;

(4)	Liens on any property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any property or assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;
(5)	Liens on any property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in connection with the contemplation of such acquisition;
(6)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
(7)	Liens existing on the Issue Date;
(8)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(9)	Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;
(10)	Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries;
(11)	Liens securing Indebtedness incurred (a) in connection with the acquisition by the Company or any Restricted Subsidiary of assets used in the Oil and Gas Business (including the office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations); provided that (i) such Liens attach only to the assets acquired with the proceeds of such Indebtedness; (ii) such Indebtedness is not in excess of the purchase price of such fixed assets; and (iii) such Indebtedness is permitted to be incurred under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant or (b) pursuant to clause (13) of the definition of “Permitted Debt”;
(12)	any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their property (including (a) easements, rights of way and similar encumbrances, (b) rights or title of lessors under leases (other than Capital Lease Obligations), (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks, (d) Liens imposed by law, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, and (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice;
(13)	Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;
(14)	Capital Lease Obligations not to exceed $10.0 million in aggregate principal amount; and
(15)	Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding.

Notwithstanding the foregoing, the aggregate principal amount of the Indebtedness secured by the Permitted Liens shall not exceed the sum of (1) the aggregate principal amount of the Notes and the any PIK Notes issued on or added to the principal amount of the Notes in payment of interest, (2) the aggregate principal amount of Indebtedness available to be borrowed under the Credit Facilities at the time such Indebtedness was incurred, (3) Hedging Obligations, (4) Indebtedness incurred pursuant to clause (13) of the definition of Permitted Debt set forth in the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock” for the purposes set forth therein and (5) Capital Lease Obligations not to exceed $10.0 million in aggregate principal amount.

“Permitted Parent Business” means:

(1)	the ownership of all of the Capital Stock its existing Subsidiaries as of the Issue Date and any activities directly related to such ownership;
(2)	the performance of its obligations under and in connection with its Guarantee of the Notes and any existing and future Credit Facilities and the performance of similar obligations with respect to any Credit Facilities or other items of Indebtedness of future direct subsidiaries of Parent, in each case otherwise permitted to be incurred under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;
(3)	the undertaking of any actions required by law, regulation or order, including to maintain its existence;
(4)	directly engaging in the Oil and Gas Business or the ownership of the Capital Stock of other Persons that are corporations or limited liability companies or other Persons consisting of limited partnership interests in limited partnerships, in each case, engaged in the Oil and Gas Business.

“Permitted Payments to Parent Companies” means:

(1)	payments to the Parent or any of its Subsidiaries to permit them to pay their reasonable accounting, legal and administrative expenses when due, in an aggregate amount not to exceed $3.5 million per annum; and
(2)	for so long as the Company is a member of a group filing a consolidated or combined tax return with Parent or any Subsidiary thereof, payments to Parent or any Subsidiary thereof in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries (“Tax Payments”); provided that the Tax Payments do not exceed the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years. Any Tax Payments received from the Company shall be paid over the appropriate taxing authority within 30 days of Parent’s receipt of such Tax Payments or refunded to the Company.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);
(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantees on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and
(4)	such Indebtedness is not incurred by a Restricted Subsidiary of the Company if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Developed Producing Reserves” has the meaning ascribed to such term in the Credit Agreement.

“Proved Reserves” has the meaning ascribed to such term in the Credit Agreement.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a Board Resolution) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Category” means:

(1)	With respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, Class C, CC, C and D (or equivalent successor categories); and
(2)	With respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Class A, Ca, C and D (or equivalent successor categories).

“Ratings Decline Event” means (a) a decrease in the rating of the Notes by either Moody’s or S&P (or if either or both shall not make a rating on the Notes publicly available, another nationally recognized statistical rating agency or agencies that does so) by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Ratings Categories, namely + or - for S&P, and 1, 2 and 3 for Moody’s will be taken into account; for example, in the case of S&P, a Ratings Decline Event either from BB+ to BB or BB to BB- will constitute a decrease of one gradation or (b) a public announcement by either such Rating Agency that it has placed its rating of the Notes under review with negative implications of a possible decrease as described in clause (a).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Second Lien Agent” means the collateral agent.

“Second Lien Claims” means (1) Indebtedness under the Notes, including any issued or added to the principal amount thereof in payment of interest thereon and the Guarantees permitted pursuant to clause (3) of the definition of the term Permitted Debt and (2) all other Obligations related to the Indebtedness described in clause (1) above.

“Secured Obligations” means the First Lien Claims and Second Lien Claims.

“Secured Parties” means the holders of the First Lien Claims, the First Lien Agent, the holders of the Second Lien Claims, the Second Lien Agent and the trustee.

“Security Agreement” means one or more Second Lien Security Agreements, dated as of the Issue Date, made by the Company, EXXI USA and the Subsidiary Guarantors in favor of the collateral agent, as amended or supplemented from time to time in accordance with its terms.

“Security Documents” means any one or more of the Intercreditor Agreement, the Security Agreement, each Mortgage and any other security agreements, pledge agreements, mortgages, deeds of trust or other grants or transfers for security executed and delivered by the Company, the Guarantors or any other obligor under the indenture creating, or purporting to create, a Lien upon Collateral in favor of the trustee for the benefit of the Holders of the Notes, in each case as amended, modified, renewed, restated or replaced, in whole or part, from time to time, in accordance with its terms.

“Senior Debt” means all Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Guarantee, and all Obligations with respect to the foregoing.

“Significant Subsidiary” means any Subsidiary that owns Collateral or that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Specified Ratios” means, collectively, (a) the Company’s Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available, (b) the Company’s Total Leverage Ratio (as defined in the Credit Agreement as in effect on the Issue Date) as of the most recent balance sheet date for which internal financial statements are available, and (c) the ratio of the Company’s Total Debt to Proven Reserves (as each such term is defined in the Credit Agreement as in effect on the Issue Date). For purposes of the calculations in clause (c), (i) Total Debt will be as of the most recent balance sheet date for which internal financial statements are available and (ii) Proven Reserves will be as set forth in the Company’s year-end reserve report in accordance with the definition of “ACNTA,” prepared by one or more of the Company’s independent petroleum engineers as of the last date of the Company’s most recent fiscal year, as adjusted for subsequent acquisitions, dispositions, discoveries, extensions or revisions, if any, as provided for in the definition of “ACNTA.”

“S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc., or any successor thereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or through another Subsidiary, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof), or (c) as to which such Person and its Subsidiaries are entitled to receive more than 50% of the assets of such partnership upon its dissolution.

“Subsidiary Guarantors” means each Restricted Subsidiary of the Company that executes the indenture as an initial Guarantor or that becomes a Guarantor in accordance with the provisions of the indenture and their respective successors and assigns.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;
(2)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;
(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred, and any Lien of such Subsidiary will be deemed to be incurred as of such date under the covenant, or such Lien is not permitted to be incurred as of such date under the covenant described under the caption “Liens”, then in, in either case, described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)	the then outstanding principal amount of such Indebtedness.

MATERIAL TAX CONSEQUENCES

The following discussion is a summary of certain federal income tax considerations relevant to the exchange of outstanding Notes for new Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new Notes. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder’s outstanding Notes for new Notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax considerations.

The exchange of outstanding Notes for new Notes will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will not recognize gain or loss upon receipt of a new Note in exchange for an outstanding Note in the exchange, and the holder’s basis and holding period in the new Note will be the same as its basis and holding period in the corresponding outstanding Note immediately before the exchange.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer new Notes issued under the exchange offer in exchange for the outstanding Notes if:

•	you acquire the new Notes in the ordinary course of your business; and
•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Notes within the meaning of the Securities Act.

You may not participate in the exchange offer if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act; or
•	a broker-dealer that acquired outstanding Notes directly from us.

Each broker-dealer that receives new Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new Notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as these exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding Notes, with a prospectus contained in a registration statement like this registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new Notes received in exchange for outstanding Notes where such outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to one year after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, promptly available to any broker-dealer for use in connection with any such resale.

If you wish to exchange your outstanding Notes for new Notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer — Purpose and Effect of the Exchange Offer” and “— Your Representations to Us” in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new Notes for your own account in exchange for outstanding Notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new Notes.

We will not receive any proceeds from any sale of new Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;
•	in negotiated transactions;
•	through the writing of options on the new Notes or a combination of the preceding methods of resale;
•	at market prices prevailing at the time of resale; and
•	at prices related to such prevailing market prices or negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new Notes. Any broker-dealer that resells new Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the consummation of each exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents pursuant to the letter of transmittal. We have agreed to pay all expenses incident to each exchange offer (including the expenses of one counsel for the holders of the outstanding Notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new Notes and the related guarantees, except for the guarantee of the Parent, will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. The validity of the Parent’s guarantee of the new Notes will be passed upon for us by Appleby.

EXPERTS

The consolidated financial statements of Energy XXI Gulf Coast, Inc. as of June 30, 2009 and 2008, and for each of the three fiscal years in the period ended June 30, 2009 incorporated herein by reference, have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Energy XXI (Bermuda) Limited as of June 30, 2009 and 2008, and for each of the three fiscal years in the period ended June 30, 2009 incorporated herein by reference, and the effectiveness of Energy XXI (Bermuda) Limited’s internal control over financial reporting as of June 30, 2009 have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their reports thereon and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The statements of revenues and direct operating expenses of the oil and gas properties purchased by Energy XXI, Inc., an indirect wholly owned subsidiary of Energy XXI (Bermuda) Limited, from MitEnergy Upstream, LLC for each of the fiscal twelve month periods in the three-year period ended June 30, 2009, incorporated herein by reference, have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are “incorporating by reference” into this prospectus information we or our Parent file with the SEC. This procedure means that we can disclose important information to you by referring you to documents filed with the SEC by us or our Parent. The information we incorporate by reference is part of this prospectus and later information that we or our parent file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by the Parent (Commission File No. 1-33628) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished and not filed with the SEC) until the offering under this registration statement is completed:

•	Annual Report on Form 10-K of Energy XXI (Bermuda) Limited for the year ended June 30, 2009;
•	Quarterly Report on Form 10-Q of Energy XXI (Bermuda) Limited for the quarter ended September 30, 2009; and
•	Current Reports on Form 8-K and Form 8-K/A of Energy XXI (Bermuda) Limited as filed with the SEC on September 4, 2009 (Items 8.01 and 9.01), September 18, 2009, September 21, 2009, September 23, 2009, September 23, 2009, October 5, 2009, October 8, 2009, October 13, 2009, October 13, 2009, October 15, 2009, October 19, 2009, October 21, 2009, October 28, 2009, October 29, 2009, November 12, 2009, November 19, 2009, November 23, 2009, November 24, 2009, December 1, 2009, December 2, 2009, December 7, 2009, December 11, 2009, December 15, 2009, December 15, 2009, December 15, 2009, December 23, 2009, December 29, 2009 and January 11, 2010.

You may request a copy of these filings at no cost by making written or telephone requests for copies to:

Energy XXI Gulf Coast, Inc.
1021 Main, Suite 2626
Houston, Texas 77002
Attention: Stewart Lawrence
Telephone: (713) 351-3000

Additionally, you may read and copy any materials that we or our Parent have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us and our Parent. The SEC’s website address is www.sec.gov.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information provided in this prospectus or incorporated by reference is accurate as of any date other than the date on the front cover or the date of the incorporated material, as applicable.

ANNEX A

LETTER OF TRANSMITTAL
TO TENDER
OUTSTANDING 16% SECOND LIEN JUNIOR SECURED NOTES DUE 2014
OF
ENERGY XXI GULF COAST, INC.
PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS
DATED      , 2010
THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON       , 2009 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUERS.

The Exchange Agent for the Exchange Offer is:
Wilmington Trust FSB
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1615

Attention: Sam Hamed
Facsimile (eligible institutions only): (302) 636-4139, Attention: Exchanges
Telephone Inquiries: (302) 636-6470

If you wish to exchange currently outstanding 16% Second Lien Junior Secured Notes due 2014 (the “outstanding notes”) for an equal aggregate principal amount at maturity of new 16% Second Lien Junior Secured Notes due 2014 pursuant to the exchange offer, you must validly tender (and not withdraw) outstanding notes to the exchange agent prior to the expiration date.

The undersigned hereby acknowledges receipt of the Prospectus, dated     , 2009 (the “Prospectus”), of Energy XXI Gulf Coast, Inc. (the “Issuer”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer (the “Exchange Offer”) to exchange their 16% Second Lien Junior Secured Notes due 2014 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of their issued and outstanding 16% Second Lien Junior Secured Notes due 2014 (the “Outstanding Notes”). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuer reserve the right, at any time or from time to time, to extend the Exchange Offer at their discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the Outstanding Notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “The Exchange Offer — Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures confirming that:

— DTC has received your instructions to tender your Outstanding Notes; and
— You agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OUTSTANDING NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT.

Annex A-1

HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of Outstanding Notes.

3. You understand that the tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between the undersigned and the Issuer as to the terms and conditions set forth in the Prospectus.

4. By tendering Outstanding Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co. Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased Outstanding Notes exchanged for such New Notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the “Securities Act”) and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such New Notes.

5. By tendering Outstanding Notes in the Exchange Offer, you hereby represent and warrant that:

a. the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

b. you have no arrangement or understanding with any person to participate in the distribution of Outstanding Notes or New Notes within the meaning of the Securities Act;

c. you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuer;

d. if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the New Notes; and

e. if you are a broker-dealer, that you will receive the New Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus in connection with any resale of such New Notes.

6. You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Outstanding Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of November 12, 2009 (the “Registration Rights Agreement”), by and among the Issuer, the Guarantors (as defined therein) and the Initial Purchasers (as defined therein). Such election may be made by notifying the Issuer in writing at 1021 Main, Suite 2626, Houston, Texas 77002, Attention: Ben Marchive. By making such election, you agree, as a holder of Outstanding Notes participating in a shelf registration, to

Annex A-2

indemnify and hold harmless the Issuer, each of the directors of the Issuer, each of the officers of the Issuer who signs such shelf registration statement, each person who controls the Issuer within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each other holder of Outstanding Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by you or on your behalf expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

7. If you are a broker-dealer that will receive New Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. The Issuer have agreed to that, for a period of up to one year after the consummation of the Exchange Offer, they will make the Prospectus, as amended or supplemented, promptly available to any broker-dealer for use in connection with any such resale of the New Notes. Requests for copies of the Prospectus should be directed to the Issuer in writing at 1021 Main, Suite 2626, Houston, Texas 77002, Attention: Ben Marchive. If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.

8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. Book-Entry Confirmations.

Any confirmation of a book-entry transfer of Outstanding Notes to the Exchange Agent’s account at DTC (a “Book-Entry Confirmation”), as well as any agent’s message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M., New York City time, on the Expiration Date.

2. Partial Tenders.

The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes is not tendered, then Outstanding Notes for the principal amount of Outstanding Notes not tendered and New Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.

3. Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Issuer, in their sole discretion, which determination will be final and binding. The Issuer reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be

Annex A-3

cured within such time as the Issuer shall determine. Although the Issuer intend to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

4. Waiver of Conditions.

The Issuer reserve the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5. No Conditional Tender.

No alternative, conditional, irregular or contingent tender of Outstanding Notes will be accepted.

6. Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7. Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “The Exchange Offer — Withdrawal of Tenders.”

8. No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OUTSTANDING NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. YOU WILL, HOWEVER, BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS.

Annex A-4

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. the Company’s certificate of incorporation and bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all its current or former directors or officers. As permitted by the DGCL, the Company’s certificate of incorporation provides that the Company will indemnify its directors against liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description	Originally Filed as Exhibit	File Number
4.1	Indenture, dated June 8, 2007, by and among Energy XXI Gulf Coast, Inc., Energy XXI (Bermuda) Limited, the Guarantors named therein and Wells Fargo Bank, N.A., as trustee	4.3 to Energy XXI (Bermuda) Limited’s Form S-4 filed on August 22, 2007	333-145639
4.2	Registration Rights Agreement, dated as of June 8, 2007, by an among Energy XXI Gulf Coast, Inc., the Guarantors named therein, the Initial Purchasers named therein and the Purchasers named therein	10.23 to Energy XXI (Bermuda) Limited’s Form S-4 filed on August 22, 2007	333-145639
4.3	First Supplemental Indenture, dated September 18, 2009, by and among Energy XXI Gulf Coast, Inc., Energy XXI (Bermuda) Limited, the Guarantors named therein and Wells Fargo Bank, N.A., as trustee	4.2 to Energy XXI (Bermuda) Limited’s Form 8-K filed on September 23, 2009	001-33628

Exhibit Number	Description	Originally Filed as Exhibit	File Number
4.4	Indenture, dated November 12, 2009, by and among Energy XXI Gulf Coast, Inc., Energy XXI (Bermuda) Limited, the Guarantors named therein and Wilmington Trust FSB, as trustee	4.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on November 19, 2009	001-33628
4.5	Registration Rights Agreement, dated November 12, 2009, by and among Energy XXI Gulf Coast, Inc., Energy XXI (Bermuda) Limited, as Guarantor, the other Guarantors named therein and the Purchasers named therein	4.2 to Energy XXI (Bermuda) Limited’s Form 8-K filed on November 19, 2009	001-33628
5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of certain of the securities being registered
5.2*	Opinion of Appleby Global as to certain of the guarantees being registered
12.1**	Ratio of Earnings to Fixed Charges
23.1*	Consent of UHY LLP (Energy XXI Gulf Coast, Inc.)
23.2*	Consent of UHY LLP (Energy XXI (Bermuda) Limited)
23.3*	Consent of UHY LLP (MitEnergy Upstream, LLC)
23.4*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto)
23.5*	Consent of Appleby Global (contained in Exhibit 5.2 hereto)
24.1**	Powers of Attorney
25.1**	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under the Indenture with respect to the 16% Second Lien Junior Secured Notes due 2014

*	Filed herewith.
**	Previously filed.

Item 22. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any Registrant, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(d) any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on January 20, 2010.

ENERGY XXI GULF COAST, INC.
By: /s/ BEN MARCHIVE Name: Ben Marchive Title: President

ENERGY XXI (BERMUDA) LIMITED
By: /s/ JOHN D. SCHILLER, JR. Name: John D. Schiller, Jr. Title: Chief Executive Officer

ENERGY XXI USA, INC.
By: /s/ BEN MARCHIVE Name: Ben Marchive Title: President

ENERGY XXI GOM, LLC
By: /s/ BEN MARCHIVE Name: Ben Marchive Title: President

ENERGY XXI ONSHORE, LLC
By: /s/ BEN MARCHIVE Name: Ben Marchive Title: President

ENERGY XXI TEXAS ONSHORE, LLC
By: /s/ BEN MARCHIVE Name: Ben Marchive Title: President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

ENERGY XXI GULF COAST, INC.

* Ben Marchive	President (Principal Executive Officer)	January 20, 2010
* Rick Fox	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 20, 2010
* John D. Schiller, Jr.	Director	January 20, 2010
* D. West Griffin	Director	January 20, 2010
* Steven A. Weyel	Director	January 20, 2010

ENERGY XXI (BERMUDA) LIMITED

* John D. Schiller, Jr.	Chairman and Chief Executive Officer (Principal Executive Officer)	January 20, 2010
* D. West Griffin	Chief Financial Officer (Principal Financial Officer)	January 20, 2010
* Hugh A. Menown	Chief Accounting Officer (Principal Accounting Officer)	January 20, 2010
* William Colvin	Director	January 20, 2010
* David M. Dunwoody	Director	January 20, 2010

ENERGY XXI USA, INC.

* Ben Marchive	President (Principal Executive Officer)	January 20, 2010
* Rick Fox	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 20, 2010
* John D. Schiller, Jr.	Director	January 20, 2010
* D. West Griffin	Director	January 20, 2010
* Steven A. Weyel	Director	January 20, 2010

ENERGY XXI GOM, LLC

* Ben Marchive	President (Principal Executive Officer)	January 20, 2010
* Rick Fox	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 20, 2010
* John D. Schiller, Jr.	Director	January 20, 2010
* D. West Griffin	Director	January 20, 2010
* Steven A. Weyel	Director	January 20, 2010

ENERGY XXI ONSHORE, LLC

* Ben Marchive	President (Principal Executive Officer)	January 20, 2010
* Rick Fox	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 20, 2010
* John D. Schiller, Jr.	Director	January 20, 2010
* D. West Griffin	Director	January 20, 2010
* Steven A. Weyel	Director	January 20, 2010

ENERGY XXI TEXAS ONSHORE, LLC

* Ben Marchive	President (Principal Executive Officer)	January 20, 2010
* Rick Fox	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 20, 2010
* John D. Schiller, Jr.	Director	January 20, 2010
* D. West Griffin	Director	January 20, 2010
* Steven A. Weyel	Director	January 20, 2010
*By: /s/ Hugh A. Menown Hugh A. Menown Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description	Originally Filed as Exhibit	File Number
4.1	Indenture, dated June 8, 2007, by and among Energy XXI Gulf Coast, Inc., Energy XXI (Bermuda) Limited, the Guarantors named therein and Wells Fargo Bank, N.A., as trustee	4.3 to Energy XXI (Bermuda) Limited’s Form S-4 filed on August 22, 2007	333-145639
4.2	Registration Rights Agreement, dated as of June 8, 2007, by an among Energy XXI Gulf Coast, Inc., the Guarantors named therein, the Initial Purchasers named therein and the Purchasers named therein	10.23 to Energy XXI (Bermuda) Limited’s Form S-4 filed on August 22, 2007	333-145639
4.3	First Supplemental Indenture, dated September 18, 2009, by and among Energy XXI Gulf Coast, Inc., Energy XXI (Bermuda) Limited, the Guarantors named therein and Wells Fargo Bank, N.A., as trustee	4.2 to Energy XXI (Bermuda) Limited’s Form 8-K filed on September 23, 2009	001-33628
4.4	Indenture, dated November 12, 2009, by and among Energy XXI Gulf Coast, Inc., Energy XXI (Bermuda) Limited, the Guarantors named therein and Wilmington Trust FSB, as trustee	4.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on November 19, 2009	001-33628
4.5	Registration Rights Agreement, dated November 12, 2009, by and among Energy XXI Gulf Coast, Inc., Energy XXI (Bermuda) Limited, as Guarantor, the other Guarantors named therein and the Purchasers named therein	4.2 to Energy XXI (Bermuda) Limited’s Form 8-K filed on November 19, 2009	001-33628
5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of certain of the securities being registered
5.2*	Opinion of Appleby Global as to certain of the guarantees being registered
12.1**	Ratio of Earnings to Fixed Charges
23.1*	Consent of UHY LLP (Energy XXI Gulf Coast, Inc.)
23.2*	Consent of UHY LLP (Energy XXI (Bermuda) Limited)
23.3*	Consent of UHY LLP (MitEnergy Upstream, LLC)
23.4*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto)
23.5*	Consent of Appleby Global (contained in Exhibit 5.2 hereto)
24.1**	Powers of Attorney
25.1**	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under the Indenture with respect to the 16% Second Lien Junior Secured Notes due 2014

*	Filed herewith.
**	Previously filed.